EXHIBIT 99.2



                                TABLE OF CONTENTS



                                                                            PAGE

INTRODUCTION                                                                   1

  I.     Description of Clover Leaf Bank, S.B.
         General                                                               4
         Performance Overview                                                  8
         Income and Expense                                                   10
         Yields and Costs                                                     15
         Interest Rate Sensitivity                                            17
         Lending Activities                                                   19
         Non-Performing Assets                                                24
         Investments                                                          26
         Deposit Activities                                                   26
         Borrowings                                                           28
         Subsidiaries                                                         28
         Office Properties                                                    28
         Management                                                           29

II.      Description of Primary Market Area                                   30

III.     Comparable Group Selection
         Introduction                                                         36
         General Parameters
           Merger/Acquisition                                                 37
           Mutual Holding Companies                                           38
           Trading Exchange                                                   39
           IPO Date                                                           39
           Geographic Location                                                39
           Asset Size                                                         40
         Balance Sheet Parameters
           Introduction                                                       41
           Cash and Investments to Assets                                     42
           Mortgage-Backed Securities to Assets                               42
           One- to Four-Family Loans to Assets                                43
           Total Net Loans to Assets                                          43
           Total Net Loans and Mortgage-Backed Securities to Assets           43
           Borrowed Funds to Assets                                           44
           Equity to Assets                                                   45
         Performance Parameters
           Introduction                                                       45

                                                                            PAGE

III.     Comparable Group Selection (cont.)
         Performance Parameters (cont.)
           Return on Average Assets                                           46
           Return on Average Equity                                           46
           Net Interest Margin                                                47
           Operating Expenses to Assets                                       47
           Noninterest Income to Assets                                       48
         Asset Quality Parameters
           Introduction                                                       48
           Nonperforming Assets to Assets                                     48
           Repossessed Assets to Assets                                       49
           Loan Loss Reserves to Assets                                       49
         The Comparable Group                                                 50

IV.      Analysis of Financial Performance                                    51

V.       Market Value Adjustments
         Earnings Performance                                                 54
         Market Area                                                          58
         Financial Condition                                                  60
         Asset, Loan and Deposit Growth                                       63
         Dividend Payments                                                    64
         Subscription Interest                                                64
         Liquidity of Stock                                                   65
         Management                                                           66
         Marketing of the Issue                                               67

VI.      Valuation Methods                                                    68
         Price to Book Value Method                                           69
         Price to Earnings Method                                             70
         Price to Assets Method                                               71
         Valuation Conclusion                                                 73

                                LIST OF EXHIBITS



NUMERICAL                                                                   PAGE
EXHIBITS

   1        Balance Sheet - At June 30, 2001, and
              December 31, 2000                                               74
   2        Balance Sheets - At December 31, 1996
              through December 31, 1999                                       75
   3        Statement of Income  - Six months ended
              June 30, 2001, and
              Year Ended December 31, 2000                                    76
   4        Statements of Income - Years Ended December 31,
              1996 through 1999,                                              77
   5        Selected Financial Information                                    78
   6        Income and Expense Trends                                         79
   7        Normalized Earnings Trend                                         80
   8        Performance Indicators                                            81
   9        Volume/Rate Analysis                                              82
  10        Yield and Cost Trends                                             83
  11        GAP Table                                                         84
  12        Loan Portfolio Composition                                        85
  13        Loan Maturity Schedule                                            86
  14        Loan Originations and Purchases                                   87
  15        Delinquent Loans                                                  88
  16        Nonperforming Assets                                              89
  17        Classified Assets                                                 90
  18        Allowance for Loan Losses                                         91
  19        Investment Portfolio Composition                                  92
  20        Mix of Deposits                                                   93
  21        Certificates by Maturity                                          94
  22        Deposit Activity                                                  95
  23        Borrowed Funds Activity                                           96
  24        Offices of Clover Leaf Bank, S.B.                                 97
  25        Management of the Bank                                            98
  26        Key Demographic Data and Trends                                   99
  27        Key Housing Data                                                 100
  28        Major Sources of Employment                                      101
  29        Unemployment Rates                                               102
  30        Market Share of Deposits                                         103
  31        National Interest Rates by Quarter                               104
  32        Thrift Stock Prices and Pricing Ratios                           105
  33        Key Financial Data and Ratios                                    115
  34        Recently Converted Thrift Institutions                           126

NUMERICAL                                                                   PAGE
EXHIBITS


  35        Acquisitions and Pending Acquisitions                            127
  36        Thrift Stock Prices and Pricing Ratios -
               Mutual Holding Companies                                      128
  37        Key Financial Data and Ratios -
               Mutual Holding Companies                                      130
  38        Balance Sheets Parameters -
               Comparable Group Selection                                    132
  39        Operating Performance and Asset Quality Parameters -
             Comparable Group Selection                                      135
  40        Balance Sheet Ratios -
             Final Comparable Group                                          139
  41        Operating Performance and Asset Quality Ratios
                     Final Comparable Group                                  140
  42        Balance Sheet Totals - Final Comparable Group                    141
  43        Balance Sheet - Asset Composition
                     Most Recent Quarter                                     142
  44        Balance Sheet - Liability and Equity
                     Most Recent Quarter                                     144
  45        Income and Expense Comparison
                     Trailing Four Quarters                                  144
  46        Income and Expense Comparison as a Percent of
                     Average Assets - Trailing Four Quarters                 145
  47        Yields, Costs and Earnings Ratios
                     Trailing Four Quarters                                  146
  48        Dividends, Reserves and Supplemental Data                        147
  49        Valuation Analysis and Conclusions                               148
  50        Market Pricings and Financial Ratios - Stock Prices
                     Comparable Group                                        149
  51        Pro Forma Minimum Valuation                                      150
  52        Pro Forma Mid-Point Valuation                                    151
  53        Pro Forma Maximum Valuation                                      152
  54        Pro Forma Superrange Valuation                                   153
  55        Summary of Valuation Premium or Discount                         154

ALPHABETICAL EXHIBITS                                                       PAGE

   A        Background and Qualifications                                    155
   B        RB 20 Certification                                              159
   C        Affidavit of Independence                                        160

INTRODUCTION

     Keller & Company, Inc. ("Keller") is an independent consulting and appraisal firm for financial institutions, and has prepared this Conversion Valuation Appraisal Report ("Report") to provide the pro forma market value of the to-be-issued common stock of Clover Leaf Financial Corp., (the "Corporation"), a Delaware corporation, formed as a holding company of Clover Leaf Bank, SB ("Clover Leaf" or the "Bank"), Edwardsville, Illinois. The stock is to be issued in connection with the Bank's Application for Approval of Conversion from a state chartered mutual savings bank to a state chartered stock savings bank. The Application is being filed with the Federal Deposit Insurance Corporation ("FDIC"), the Securities and Exchange Commission ("SEC") and the Illinois Office of Banks and Real Estate. In accordance with the Bank's conversion, there will be a simultaneous issuance of all the Bank's stock to the Corporation, which will be formed by the Bank. Such Application for Conversion has been reviewed by Keller, including the Prospectus and related documents, and discussed with the Bank's management and the Bank's conversion counsel, Luse Lehman Gorman Pomerenk and Schick, P.C., Washington, D.C.

     This conversion appraisal was prepared based on guidelines entitled "Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization," and the Revised Guidelines for Appraisal Reports, and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the fourteen factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

     The pro forma market value is defined as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arms-length transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.

     In preparing this conversion appraisal, we have reviewed the financial statements for the five fiscal years ended December 31, 1996 and December 31, 2000, as well as the financial statements for the six months ended June 30, 2000 and 2001, and discussed them with Clover Leaf's management and with Clover Leaf's independent auditors, McGladrey & Pullen, LLP, Champaign, Illinois. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation's preliminary Form SB-2 and the Bank's preliminary Form AC and discussed them with management and with the Bank's conversion counsel.

     We have visited Clover Leaf's home office and retail branch office and have traveled the surrounding area. We have studied the economic and demographic characteristics of the primary retail market area encompassing Madison County, Illinois and analyzed the Bank's primary market area relative to Illinois and the United States. We have also examined the competitive market within which Clover Leaf operates, giving consideration to the area's numerous financial institution offices, mortgage banking offices, and credit union offices and other key characteristics, both positive and negative.

     We have given consideration to the current market conditions for securities in general and for publicly-traded thrift stocks in particular. We have examined the performance of selected publicly-traded thrift institutions and compared the performance of Clover Leaf to those selected institutions.

     Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares

Introduction (cont.)

of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock in the Corporation will subsequently be able to sell shares in the Corporation at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I. DESCRIPTION OF CLOVER LEAF BANK, SB

GENERAL

     Clover Leaf Bank, SB was organized as a state chartered savings and loan association in 1945. The Bank later converted to a state chartered savings bank and changed its name to Clover Leaf Bank, SB.

     Clover Leaf conducts its business from its home office and its branch office, both located in Edwardsville, Illinois. The Bank serves its customers from its two retail offices. The Bank also serves the public through its wholly-owned subsidiary, Clover Leaf Financial Services, Inc. ("CLFS"). CLFS is involved in providing insurance services, including the sale of life and disability insurance to loan customers and operates from the Bank's main office and branch office. The Bank's primary retail market area and lending area is comprised of Madison County.

     Clover Leaf's deposits are insured up to applicable limits by the FDIC in the Savings Association Insurance Fund ("SAIF"). The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the "FRB"). Clover Leaf is a member of the Federal Home Loan Bank (the "FHLB") of Chicago and is regulated by the FDIC. As of June 30, 2001, Clover Leaf had assets of $87,752,000, deposits of $79,393,000 and equity of $6,277,000.

     Clover Leaf is a community  oriented  financial  institution which has been engaged in the business of serving the financial needs of the public in its local communities and throughout its primary market area. Clover Leaf has been involved in the origination of residential mortgage loans secured by one- to four-family dwellings, commercial real estate loans, commercial business loans, construction loans and consumer loans. Residential mortgage loans secured by one- to four-family dwellings represented 31.4 percent of its loan originations during the year ended December 31, 2000, and a larger 44.2 percent of its loan originations during the six months ended June 30, 2001. Commercial real estate loan originations represented a moderate 23.4 percent and 24.9 percent of total originations for the same respective time periods. Consumer loans represented 24.3 percent in 2000 and commercial business loans represented a lesser 20.9 of total loan originations in 2000 with their shares representing 8.2 percent and 20.0 percent, respectively, for the six months ended June 30, 2001.

     At June 30, 2001, 65.2 percent of its gross loans consisted of residential real estate loans on one- to four-family dwellings, compared to a larger 71.9 percent at December 31, 1999, with the primary sources of funds being retail deposits from residents in its local communities. The Bank is also an originator of construction loans, commercial real estate loans, commercial business loans and consumer loans. Consumer loans include home equity loans, automobile loans, loans on savings accounts and other secured and unsecured personal loans and represented 13.1 percent of gross loans as of June 30, 2001, and a larger 18.9 percent at December 31, 1999.

     The Bank had $22.1 million, or a strong 25.1 percent of its assets in cash and investments including interest-bearing deposits, excluding FHLB stock which totaled $2.0 million or 2.2 percent of assets at June 30, 2001. The Bank's $15.3 million in investment securities included $2.3 million in mortgage-backed and related securities. Deposits, loan payments and equity have been the primary sources of funds for the Bank's lending and investment activities.

     The Bank's amount of stock to be sold in the public offering will be $5,000,000 or 500,000 shares at $10 per share based on the midpoint of the appraised value with net conversion proceeds of $4,556,000 reflecting conversion expenses of approximately $444,000. The actual cash proceeds to the Bank will be $2.28 million or 50.0 percent of the net proceeds with the remaining 50.0 percent to be distributed to the Corporation. The ESOP will represent 8.0 percent of the gross shares issued or 40,000 shares at $10 per share, representing $400,000. The Bank's net proceeds will be used to originate residential mortgage loans and nonresidential real estate loans and initially invested in short term investments. The Corporation will use its 50.0 percent of the net proceeds to fund the ESOP and to invest in short term investments or interest-bearing deposits. The Bank may also use the proceeds to expand services, expand operations or acquire other financial service organizations, further diversification into other businesses, or for any other purposes authorized by law.

     Clover Leaf has seen a strong deposit increase over the past four fiscal years with deposits increasing 61.6 percent from December 31, 1996, to December 31, 2000, or an average of 15.4 percent per year. From December 31, 2000, to June 30, 2001, deposits increased by 4.4 percent or 8.8 percent, annualized, compared to a 25.5 percent increase in fiscal 2000. The Bank has focused on maintaining its one- to four-family portfolio, reducing its consumer loan portfolio and increasing its commercial real estate loan and commercial business loan portfolio during the past two years, while monitoring its net interest margin, earnings, and equity to assets ratio. Equity to assets decreased from
10.13 percent of assets at December 31, 1996, to 7.11 percent at December 31, 2000, and then increased to 7.15 percent at June 30, 2001, with the decrease due primarily to the Bank's strong growth.

     Clover Leaf's primary lending strategy has been to focus on the origination of one- to four-family mortgage loans, the origination of construction loans, commercial real estate loans, commercial loans, and consumer loans.

     Clover Leaf's share of one- to four-family mortgage loans has decreased moderately, from 71.9 percent of gross loans at December 31, 1999, to 65.2 percent as of June 30, 2001. Commercial real estate loans increased from 4.9 percent to 12.9 percent of gross loans from December 31, 1999, to June 30, 2001. All types of real estate loans as a group increased slightly from 79.2 percent of gross loans in 1999 to 79.7 percent at June 30, 2001. The slight increase in real estate loans was offset by the Bank's decrease in consumer loans which decreased from 18.9 percent of loans at December 31, 1999, to 13.1 percent of loans at June 30, 2001. The Bank's share of commercial business loans witnessed an increase in their share of loans from 2.0 percent at December 31, 1999, to
7.2 percent at June 30, 2001. Management's internal strategy has also included continued emphasis on maintaining an adequate and appropriate allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry and also in recognition of the Bank's combined higher level of commercial real estate, consumer and commercial business loans. At December 31, 1999, Clover Leaf had $455,000 in its loan loss allowance, representing 0.81 percent of gross loans and 79.13 percent of nonperforming loans, which increased to $636,000 and represented a higher 1.05 percent of gross loans and a higher 100.63 percent of nonperforming loans at June 30, 2001.

     Interest income from loans and investments has been the basis of earnings with the net interest margin being the key determinant of net earnings. With a dependence on net interest margin for earnings, current management will focus on strengthening the Bank's net interest margin without undertaking excessive credit risk combined with reducing the Bank's level of nonperforming assets.

PERFORMANCE OVERVIEW

     Clover Leaf's financial position at year end December 31, 1999 and 2000, and at June 30, 2001, is highlighted through the use of selected financial data in Exhibit 5 as well as Exhibits 1 and 2. Clover Leaf has focused on maintaining its dollar equity position and overall earnings, increasing its level of allowance for loan losses, increasing its loan portfolio, increasing its deposit base, and increasing its level of investment securities. Clover Leaf experienced an increase in assets in 1999 followed by a larger increase in assets in 2000 with deposits also increasing in 1999 and then rising more strongly in 2000, followed by a further increase in 2001 and a rise in the dollar level of equity over the past four fiscal years. The large increase in assets in 2000 was the result of an increase in interest-bearing deposits and securities.

     Clover Leaf witnessed a total increase in assets of $32.7 million or 61.6 percent for the period of December 31, 1996, to December 31, 2000, representing an average annual increase in assets of 15.4 percent. For the year ended December 31, 2000, assets increased a strong $14.5 million or 20.3 percent. For the six months ended June 30, 2001, the Bank's assets increased $2.0 million or
2.3 percent. Over the past four fiscal periods, the Bank experienced its largest dollar rise in assets of $14.5 million in fiscal year 2000, which represented a
20.3 percent increase in assets funded by a rise in deposits of $15.4 million. The increase in assets was preceded by a $9.0 million or 17.0 percent increase in assets in fiscal year 1999.

     The Bank's net loan portfolio, including mortgage loans and nonmortgage loans, increased from $40.6 million at December 31, 1996, to $56.9 million at December 31, 2000, representing a total increase of $16.3 million, or 40.1 percent, and an average annual increase of 10.0 percent. The increase was primarily the result of higher levels of commercial real estate loans and commercial business loans. For the year ended December 31, 2000, loans increased $1.4 million or 2.5 percent. For the six months ended June 30, 2001, net loans increased $3.1 million or 5.4 percent representing 10.8 percent, annualized.

     Clover Leaf has pursued obtaining funds through deposits in accordance with the demand for loans and the increase in the Bank's level of investment securities. The Bank's competitive rates for savings in its local market in conjunction with its focus on service and convenient offices have been the sources for attracting retail deposits. Deposits increased $29.0 million or 61.6 percent from 1996 to 2000, with an average annual rate of increase of 15.4 percent from December 31, 1996, to December 31, 2000. For the year ended December 31, 2000, deposits increased $9.4 million or 15.6 percent. For the six months ended June 30, 2001, deposits increased by $3.4 million or 4.4 percent, annualized, to 8.8 percent. The Bank's strongest fiscal year deposit growth was in 2000, when deposits increased $9.4 million or a strong 15.6 percent. The Bank's FHLB advances increased from zero at December 31, 1996 to $3.0 million at December 31, 2000, and then decreased to $1.5 million at June 30, 2001.

     Clover Leaf increased its dollar equity level from December 31, 1996, through December 31, 2000, and in the six months ended June 30, 2001. At December 31, 1996, the Bank had equity of $5.4 million representing a 10.13 percent equity to assets ratio and then increased to $6.1 million at December 31, 2000, but representing a lower 7.11 percent equity to assets ratio. At June 30, 2001, equity had increased to $6.3 million, representing a slightly higher
7.15 percent of assets. The overall decrease in the equity to assets ratio from December 31, 1996 to June 30, 2001 is primarily the result of the Bank's strong growth in assets impacted by the Bank's modest earnings performance. Equity increased 13.3 percent from December 31, 1996, to December 31, 2000, representing an average annual increase of 3.3 percent and increased 2.9 percent for the six months ended June 30, 2001, or 5.8 percent, annualized.

INCOME AND EXPENSE

     Exhibit 6 presents selected operating data for Clover Leaf, reflecting the Bank's income and expense trends. This table provides key income and expense figures in dollars for the fiscal years of 1999 and 2000 and for the six months ended June 30, 2001.

     Clover Leaf witnessed a moderate increase in its dollar level of interest income from December 31, 1999, to December 31, 2000. Interest income increased from $4.7 million in 1999 to $5.3 million in 2000. For the six months ended June 30, 2001, interest income was $2.9 million, representing $5.8 million, annualized.

     The Bank's dollar level of interest expense experienced a strong increase from fiscal year 1999 to 2000. Interest expense increased $647,000 or 22.9 percent, from 1999 to 2000, compared to a dollar increase in interest income of $617,000, representing a 13.1 percent increase, for the same time period. Such increase in interest income in 2000, offset by a larger increase in interest expense, resulted in a modest dollar decrease in annual net interest income of $30,000 or 1.6 percent for the fiscal year ended December 31, 2000, and a moderate decrease in net interest margin. Net interest income decreased from $1,887,000 in 1999, to $1,857,000 in 2000. For the six months ended June 30,
2001, Clover Leaf's actual net interest income was $897,000 or $1,794,000, annualized, which was less than the $1,857,000 for the year ended December 31, 2000, and resulted in a modest decrease in net interest margin. The decrease in net interest margin was the result of a decrease in the yield on interest-earning assets combined with an increase in cost of interest-bearing liabilities.

     The Bank has made provisions for loan losses in each of the past two fiscal years of 1999 and 2000 and also in the six months ended June 30, 2001. The amounts of those provisions were determined in recognition of the Bank's levels of nonperforming assets, charge-offs, real estate owned and repossessed assets, the Bank's mix of loans, and industry norms. The loan loss provisions were $48,000 in 1999, $428,000 in 2000 and $16,000 in the six months ended June 30,
2001. The impact of these loan loss provisions has been to provide Clover Leaf with a general valuation allowance of $636,000 at June 30, 2001, or 1.05 percent of gross loans and 100.63 percent of nonperforming loans.

     Total other income or noninterest income indicated an increase from fiscal year 1999 to 2000. The level of noninterest income in fiscal year 1999 was $129,000 or 0.18 percent of assets including $9,000 in loan servicing fees and $88,000 in service charges and fees The level of noninterest income in 2000 was a stronger $229,000 or 0.27 percent of assets, including $178,000 in service charges and fees and $11,000 in loan servicing fees. The average noninterest income level for the past two fiscal years was $179,000 or 0.23 percent of average assets. In the six months ended June 30, 2001, noninterest income was $142,000 or 0.32 percent of assets on an annualized basis. The Bank had $110,000 in service charges and fees and $6,000 in loan servicing fees in this most recent period. Noninterest income consists primarily of service fees and charges, loan servicing fees, gains on the sale of securities and other income.

     The Bank's general and administrative expenses or noninterest expenses increased from $1,601,000 for the fiscal year of 1999 to $1,918,000 for the fiscal year ended December 31, 2000. The dollar increase in noninterest expenses was $317,000 from 1999 to 2000, representing an increase of 19.8 percent. The increase was due primarily to increases in staffing expenses and office occupancy expenses due primarily to the establishment of the branch in Edwardsville. Operating expenses were $969,000 for the six months ended June 30, 2001, or $1,938,000, annualized, reflecting a 1.0 percent increase from fiscal year 2000, due to normal overhead increases On a percent of average assets basis, operating expenses increased from 2.38 percent of average assets for the fiscal year ended December 31, 1999, to 2.51 percent for the fiscal year ended December 31, 2000. For the six months ended June 30, 2001, Clover Leaf's ratio of operating expenses to average assets was a lower 2.28 percent.

     The  net  earnings  position  of  Clover  Leaf  has  indicated   profitable
performance in four of the past five fiscal years ended December 31, 1996 through 2000, and for the six months ended June 30, 2001. The Bank witnessed a loss of $171,000 in fiscal 2000. The annual net income figure for fiscal year 1999 was $253,000, representing a return on average assets of 0.38 percent with a negative return of 0.22 percent in 2000. For the six months ended June 30, 2001, net earnings were $54,000, representing an annualized return on average assets of 0.13 percent.

     Exhibit 7 provides the Bank's normalized earnings or core earnings for fiscal years 1999 and 2000 and for the twelve months ended June 30, 2001. The Bank's normalized earnings eliminate any nonrecurring income and expense items. There were no adjustments to income or expenses during fiscal year 1999. In fiscal year 2000 and in the twelve months ended June 30, 2001, there was one expense adjustment reducing expenses by $380,000 in 2000 and $366,000 in the twelve months ended June 30, 2001, to reduce the Bank's higher levels of provision for loan losses. There were no income adjustments.

     The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibit 8 to reflect the results of performance. The Bank's return on average assets decreased from 0.38 percent in fiscal year 1999 to a negative 0.22 percent in fiscal year 2000. It was a positive level for the six months ended June 30, 2001, of 0.13 percent, annualized, due primarily to the Bank's lower provision for loan losses.

     The Bank's average net interest rate spread decreased from 2.38 percent in fiscal year 1999 to 2.09 percent in fiscal year 2000. For the six months ended June 30, 2001, the net interest spread was a still lower 1.80 percent, annualized. The Bank's net interest margin indicated a similar overall trend, decreasing from 2.94 percent in fiscal year 1999 to 2.59 percent in fiscal year 2000 and then decreasing further to 2.26 percent for the six months ended June 30, 2001, annualized. Clover Leaf's average net interest rate spread decreased 29 basis points in 2000 to 2.09 percent from 2.38 percent in 1999. The Bank's net interest margin followed a slightly more volatile trend, decreasing 35 basis points to 2.59 percent in 2000. For the six months ended June 30, 2001, Clover Leaf's annualized net interest spread decreased 29 basis points to 1.80 percent, and its net interest margin decreased 33 basis points to 2.26 percent.

     The Bank's return on average equity decreased from 1999 to 2000. The return on average equity decreased from 4.09 percent in 1999 to a negative 2.73 percent in fiscal year 2000. For the six months ended June 30, 2001, return on average equity was 1.75 percent, annualized, due to the Bank's lower net interest margin resulting in lower earnings.

     Clover Leaf's ratio of interest-earning assets to interest-bearing liabilities decreased modestly from 111.78 percent at December 31, 1999, to
109.65 percent at December 31, 2000, and then decreased to 109.15 percent at June 30, 2001. The Bank's decreasing ratio of interest-earning assets to interest-bearing liabilities at June 30, 2001, is primarily the result of the Bank's decrease in its equity to assets.

     The Bank's ratio of noninterest  expenses to average assets  increased from
2.38 percent in fiscal year 1999 to a higher 2.51 percent in fiscal year 2000, due to increases in staffing expenses and office occupancy expenses. For the six months ended June 30, 2001, noninterest expenses to assets decreased to 2.26 percent. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the "efficiency ratio." The industry norm is 59.7 percent with the lower the ratio indicating higher efficiency. The Bank has been characterized with a lower level of efficiency historically reflected in its higher efficiency ratio, which increased from 79.41 percent in 1999 to 91.95 percent in 2000. The ratio then increased to 93.26 percent for the six months ended June 30, 2001.

     Earnings performance can be affected by an institution's asset quality position. The ratio of nonperforming assets to total assets is a key indicator of asset quality. Clover Leaf witnessed a decrease in its nonperforming asset ratio from 1999 to 2000. Nonperforming assets consist of loans delinquent 90 days or more, nonaccruing loans, real estate owned and repossessed assets. Clover Leaf's nonperforming assets consist of nonaccruing loans and loans delinquent 90 days or more. The ratio of nonperforming assets to total assets was 0.82 percent at December 31, 1999, and decreased to 0.17 percent at December 31, 2000. At June 30, 2001, Clover Leaf's ratio of nonperforming assets to total assets increased to 0.72 percent due to a rise in nonaccruing loans.

     The Bank's allowance for loan losses was 0.81 percent of loans at December 31, 1999, and increased to 1.09 percent at December 31, 2000, and then decreased to 1.05 percent of loans at June 30, 2001. As a percentage of nonperforming loans, Clover Leaf's allowance for loan losses was 79.13 percent at December 31, 1999, and 437.06 percent at December 31, 2000. At June 30, 2001, the ratio decreased to 100.63 percent, reflective of an increase in nonperforming assets.

     Exhibit 9 provides the changes in net interest income due to rate changes, volume changes and combined rate/volume changes for the fiscal year of 2000 and for the six months ended June 30, 2001. In fiscal year 2000, net interest income decreased $32,000, due to an increase in interest expense of $648,000 reduced by an $616,000 increase in interest income. The increase in interest income was due to an increase due to volume of $512,000 accented by an increase due to rate of $74,000 and accented by an increase due to a combination of rate and volume of $30,000. The increase in interest expense was due to an increase due to a change in volume of $380,000 accented by an increase due to a change in rate of $246,000 and then accented by an increase due to a combination of rate and volume of $22,000.

     For the six months ended June 30, 2001, compared to the six months ended June 30, 2000, net interest income decreased $83,000 due to a $461,000 increase in interest expense reduced by a $378,000 increase in interest income. The increase in interest income was due to a $726,000 increase due to volume accented by a $49,000 increase due to rate, and then reduced by $397,000 due to a combination of rate and volume. The increase in interest expense was the result of an increase due to volume of $499,000 accented by an increase due to rate of $349,000, reduced by a decrease due to a combination of rate and volume of $386,000.

YIELDS AND COSTS

     The overview of yield and cost trends for the years ended December 31, 1999 and 2000, for the six months ended June 30, 2000 and 2001, and at June 30, 2001, can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.

     Clover Leaf's weighted average yield on its loan portfolio increased nine basis points from fiscal year 1999 to 2000, from 7.65 percent to 7.74 percent, and then increased four basis points to 7.78 percent for the six months ended June 30, 2001, compared to a lower 7.70 percent for the six months ended June 30, 2000. The yield on investment securities increased eight basis points from
6.06 percent in 1999 to 6.14 percent in fiscal year 2000 and then increased 27 basis points to 6.41 percent for the six months ended June 30, 2001, compared to a lower 6.09 percent for the six months ended June 30, 2000. The yield on interest-bearing deposits increased 135 basis points from fiscal year 1999 to 2000, from 4.88 percent to 6.23 percent and then decreased 93 basis points to
5.30 percent for the six months ended June 30, 2001, compared to a higher 5.82 percent for the six months ended June 30, 2000. The yield on mortgage-backed securities increased 15 basis points from fiscal year 1999 to fiscal year 2000 to 6.13 percent and then decreased 37 basis points to 5.76 percent for the six months ended June 30, 2001, compared to 6.15 percent for the six months ended June 30, 2000. The combined weighted average yield on all interest-earning assets increased 11 basis points to 7.43 percent from 1999 to 2000, reflecting the Bank's increase in yield on loans and securities. The yield on interest-earning assets for the six months ended June 30, 2001, was a modestly lower 7.34 percent, compared to a higher 7.42 percent for the six months ended June 30, 2000.

     Clover Leaf's weighted average cost of interest-bearing liabilities increased 44 basis points to 5.34 percent from fiscal year 1999 to 2000, which was greater than the Bank's 11 basis point increase in yield, resulting in a decrease in the Bank's interest rate spread of 33 basis points from 2.42 percent to 2.09 percent from 1999 to 2000. For the six months ended June 30, 2001, the Bank's cost of funds increased 20 basis points to 5.54 percent, compared to a nine basis point decrease in yield on interest-earning assets, resulting in a lower net interest rate spread by 29 basis points to 1.80 percent compared to 2.40 percent for the six months ended June 30, 2000. The Bank's net interest margin decreased from 2.94 percent in fiscal year 1999 to 2.59 percent in fiscal year 2000. The Bank's net interest margin for the six months ended June 30, 2001, then decreased to 2.26 percent compared to a higher 2.87 percent for the six months ended June 30, 2000. The Bank's net interest spread at June 30, 2001, was a lower 1.71 percent compared to 1.80 percent for the six months ended June 30, 2001, due to a 23 basis point decrease in the yield on interest-earning assets, partially offset by a 14 basis point decrease in the cost of funds.

INTEREST RATE SENSITIVITY

     Clover Leaf has monitored its interest rate sensitivity position and focused on maintaining a reasonable level of rate sensitive assets. Clover Leaf has recognized the thrift industry's historically higher interest rate risk exposure, which caused a negative impact on earnings and market value of equity as a result of significant fluctuations in interest rates, specifically rising rates. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative liabilities commonly referred to as an institution's "gap." The larger an institution's gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in market value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps during the 1990's to reduce their gap position. This frequently results in a decline in the institution's net interest margin and overall earnings performance. Clover Leaf has responded to the interest rate sensitivity issue by originating more adjustable-rate commercial real estate loans, commercial business loans, short term consumer loans and maintaining a higher available-for-sale investment portfolio.

     The Bank measures its interest rate risk through the use of the calculation of its change in annual net interest income under rising and falling interest rate assumptions and by the determination of its cumulative interest-rate gap and corresponding ratio of cumulative interest-rate gap as a percentage of interest-earning assets. The change in net interest income and cumulative interest-rate gap for the Bank are calculated on a quarterly basis, internally. Such cumulative interest-rate gap and changes in net interest income under changing rates are reflective of the Bank's interest rate risk exposure.

     There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, deposit maturities, interest rate caps on adjustable-rate loans and deposit withdrawals.

     Exhibit 11 provides the Bank's cumulative interest-rate gap as of June 30, 2001, and the ratio of cumulative interest-earning assets as a percentage of interest-bearing liabilities.

Such calculations are prepared by the Bank, and the focus of this exposure table is the cumulative one-year and three-year interest rate gap levels for the Bank.

     The Bank's one-year cumulative interest rate gap at June 30, 2001, was a negative 30.5 percent, representing a dollar negative gap of $25,336,000. The Bank's three-year cumulative interest rate gap at June 30, 2001, was a negative
41.68 percent, representing a dollar negative gap of a larger $34,646,000. In both calculations, all of the Bank's $13.5 million in money market deposit accounts was categorized as maturing in one year or less in contrast to many other calculations by outside firms that prepare interest rate risk reports which assume approximately 50.0 percent of money market accounts mature in one year or less. Such variance in assumption would reduce the Bank's one-year cumulative gap to 22.5 percent, which is still relatively high.

     The Bank is aware of its higher interest rate risk. Due to Clover Leaf's recognition of the need to control its interest rate risk, the Bank has focused on being more active in the origination of adjustable-rate commercial real estate loans, commercial business loans and shorter term consumer loans and plans to continue this lending strategy combined with selling a larger level of its fixed-rate, residential mortgage loans in the future.

LENDING ACTIVITIES

     Clover Leaf has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings, with less emphasis on commercial real estate loans, construction loans, commercial business loans and consumer loans, including home equity loans. Exhibit 12 provides a summary of Clover Leaf's loan portfolio, by loan type, at December 31, 1999 and 2000, and at June 30, 2001.

     Residential loans secured by one- to four-family dwellings was the primary loan type representing 65.2 percent of the Bank's gross loans as of June 30, 2001. This share has seen a modest decrease from 71.9 percent at December 31, 1999. The second largest real estate loan type as of June 30, 2001, was commercial real estate loans, which comprised a moderate 12.9 percent of gross loans, compared to lesser 4.9 percent as of December 31, 1999. These two real estate loan categories represented 78.1 percent of gross loans at June 30, 2001, compared to a similar 76.8 percent of gross loans at December 31, 1999.

     Commercial loans represent a modest size loan category for Clover Leaf. Commercial loans totaled $4.4 million and represented 7.2 percent of gross loans at June 30, 2001, compared to a smaller 2.0 percent of gross loans at December 31, 1999. The consumer loan category was the remaining key loan type at June 30, 2001, and represented a relatively strong 13.1 percent of gross loans, compared to a larger 18.9 percent at December 31, 1999. Consumer loans was the second largest loan category overall at June 30, 2001, and also was the second largest overall loan type at December 31, 1999. The Bank originates numerous types of consumer loans, including automobile loans, savings account loans, home equity loans and other secured and unsecured loans.. The overall mix of loans has witnessed moderate changes from fiscal year-end 1999 to June 30, 2001, with the Bank having decreased its share of one- to four-family loans and consumer loans and increased its shares of commercial real estate loans and commercial business loans.

     The emphasis of Clover Leaf's lending activity has been the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located in Clover Leaf's primary market area, which includes Madison County. At June 30, 2001, 65.2 percent of Clover Leaf's gross loans consisted of loans secured by one- to four-family residential properties.

     The Bank does not currently offer adjustable-rate mortgage loans, ("ARMs"). The Bank's primary mortgage loan product is the fixed-rate mortgage loan with
86.3 percent of Clover Leaf's total loan portfolio being fixed-rate loans. Fixed-rate mortgage loans have a maximum term of 30 years, however, most mortgage loans have actual terms ranging from 15 years to 30 years. The Bank also offers a five-year mortgage loan with a balloon payment at the end of the five-year term and an amortization period of 30 years. Most of the Bank's mortgage loans conform to Freddie Mac underwriting standards with the Bank periodically selling one or more blocks of its fixed-rate, residential mortgage loans. The Bank services the fixed-rate, residential mortgage loans it sells and currently services $4.0 million in loans. The Bank does plan to increase the level of fixed-rate, residential mortgage loans sold in the secondary market in the future and will continue to service the mortgage loans sold.

     The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent. The Bank does make loans up to 90 percent of loan-to-value and does require private mortgage insurance for the amount in excess of the 80 percent loan-to-value ratio. The Bank requires the borrower to obtain title insurance, and also requires that fire and extended coverage casualty insurance be maintained in an amount equal to at least the lesser of the loan balance or the replacement cost of the improvements on the property. The Bank requires an appraisal for all mortgage loans to comply with secondary market standards. Appraisals are conducted by on-staff appraisers as well as independent appraisers approved by the board of directors. Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership.

     Clover Leaf has also been an originator of commercial real estate loans. The Bank will continue to make commercial real estate loans in the future. The Bank had a total of $7.8 million in commercial real estate loans at June 30, 2001, representing 12.9 percent of gross loans, compared to $2.7 million or 4.9 percent of gross loans at December 31, 1999. The major portion of commercial real estate loans are secured primarily by small office buildings and, to a lesser extent, warehouses and churches. Most of the commercial real estate loans are fully amortizing based on a 25-year life with a three-year term. The Bank offers both adjustable-rate and fixed-rate commercial real estate loans with the interest rate of adjustable-rate loans tied to the prime rate. The maximum loan-to-value ratio is normally 80 percent.

     The Bank also originates two types of construction loans for residential construction: a construction/speculative loan and a construction/permanent loan. Construction loans totaled $655,000 as of June 30, 2001, representing 1.1 percent of gross loans. All speculative construction loans require the full personal guaranty of the builder-borrower and are generally originated for a term of twelve months. The interest rate on construction loans is tied to prime rate and the loan-to-value ratio does not exceed 75.0 percent of the lower of cost or the appraised value. Interest-only payments are required during the construction period of six months and then the construction loans convert to a permanent loan, requiring principal and interest payments.

     Clover Leaf originates commercial business loans to local businesses within the Bank's market area. Commercial business loans totaled $4.4 million at June 30, 2001, and represented 7.2 percent of total loans. Commercial business loans have terms of one to three years with the rate either fixed for a three-year term or adjustable and tied to the prime rate, with most business loans having adjustable rates. Interest payments are required for the term of the loan based on an amortization schedule of three years. A substantial portion of Clover Leaf's small business loans are secured by office buildings. In addition, Clover Leaf makes other types of secured and unsecured commercial business loans for the purpose of financing equipment acquisition, expansion, working capital and other general business purposes.

     Clover Leaf also offers home equity lines of credit secured by first and second mortgages. Home equity loans totaled $1.3 million at June 30, 2001, and represented 2.1 percent of total loans. Home equity lines of credit currently have a ten-year term with an adjustable rate tied to the prime rate. Home equity loans have a maximum loan-to-value ratio of 85.0 percent, including the first mortgage.

     Clover Leaf originates other consumer loans with over 66.0 percent of the remaining consumer loans consisting of automobile loans. The Bank's consumer loans, including home equity loans, totaled $8.0 million and represented 13.1 percent of loans at June 30, 2001. In addition to automobile loans and home equity loans, consumer loans consist of loans on savings accounts, and other secured and unsecured personal loans. While the level of consumer loans is relatively large for Clover Leaf, the balance of consumer loans has decreased from $10.3 million at December 31, 1999, to $8.0 million at June 30, 2001.

     Exhibit 13 provides a loan maturity schedule and breakdown and summary of Clover Leaf's fixed-rate and adjustable-rate loans, indicating a strong majority of fixed-rate loans, primarily fixed-rate one- to four-family mortgage loans. At June 30, 2001, 86.3 percent of the Bank's total loans due after June 30, 2002, were fixed-rate and 13.7 percent were adjustable-rate. The Bank has a moderate
11.1 percent of its loans at June 30, 2001, due in one year or less with another
42.8 percent due in one to five years for a combined total of 53.9 percent. The Bank's largest share of loans representing 46.1 percent of loans is due in five years or more.

     As indicated in Exhibit 14, Clover Leaf experienced a large decrease in its one-to four-family loan originations and a similar decrease in total loan originations from fiscal year 1999 to 2000. Total loan originations in fiscal year 2000 were $12.9 million compared to $19.7 million in fiscal year 1999, reflective of lower levels of one-to four-family loans, and consumer loans with an increase in commercial real estate loans and commercial business loans. The decrease in one- to four-family residential loan originations from 1999 to 2000 of $7.2 million constituted 105.9 percent of the $6.8 million aggregate decrease in total loan originations from 1999 to 2000, with consumer loans decreasing $4.0 million, while commercial real estate loans increased $2.5 million and commercial business loans increased $1.9 million.

     Loan originations for the six months ended June 30, 2001, were $12.9 million, representing a stronger $25.7 million on an annualized basis and indicating a rise in loan origination activity, compared to the six months ended June 30, 2000, when loan originations totaled $4.7 million or $9.5 million, annualized. The increase in loan originations was due to a rise in one- to four-family loan originations, commercial real estate loans and commercial business loans, with less activity in consumer loan originations. Loan originations on one- to four-family residences represented 57.1 percent of total loan originations in fiscal year 1999, and a lesser 31.4 percent in fiscal year 2000. One- to four- family loan originations increased to 44.2 percent of total loan originations for the six months ended June 30, 2001. Commercial real estate loans represented 2.6 percent of total loan originations in 1999 and a larger 23.4 percent in 2000. For the six months ended June 30, 2001, these loans represented a larger 24.9 percent of total originations. Commercial business loans represented a modest 4.0 percent of total loan originations in 1999 and a larger 20.9 percent in 2000. For the six months ended June 30, 2001, commercial business loans represented a similar
20.1 percent of total loan originations, making them the third strongest loan origination category behind one- to four-family loans and commercial real estate loans.

     Overall, loan originations exceeded principal payments, loan sales, loan repayments and other deductions in each period. For the fiscal year ended December 31, 1999, originations exceeded reductions by $7.7 million and a lesser $1.4 million in fiscal year 2000. For the six months ended June 30, 2001, loan originations exceeded reductions by a moderate $3.1 or $6.2 million, annualized, with the net increase due to higher loan origination activity.

NONPERFORMING ASSETS

     Clover Leaf understands asset quality and risk and the direct relationship of such risk to delinquent loans and nonperforming assets including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country, particularly in the past year. A number of financial institutions have been confronted with rapid increases in their levels of nonperforming assets and have been forced to recognize significant losses, setting aside major valuation allowances. A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including commercial real estate loans and multi-family loans, sub-prime loans, automobile loans, etc. Clover Leaf has also been faced with a higher level of nonperforming assets and has made a concerted effort to control its nonperforming assets, recognizing the higher risk nature of a portion of its loan portfolio.

     Exhibit 15 provides a summary of Clover Leaf's delinquent loans at June 30, 2001, indicating a higher level of delinquent loans relative to the industry. The Bank had $13,000 or 0.02 percent of gross loans delinquent 90 days or more at June 30, 2001. Loans delinquent 60 to 89 days totaled $790,000 at June 30, 2001, or 1.30 percent of gross loans with $192,000 in commercial business loans, $339,000 in one- to four-family loans and $259,000 in consumer loans. At June 30, 2001, delinquent loans of 60 days or more totaled $803,000 or 1.32 percent of gross loans compared to a lesser $632,000 in nonperforming assets.

     Clover Leaf's board reviews all loans delinquent 30 days or more on a monthly basis to assess their collectibility and to initiate any direct contact with borrowers. When a loan is delinquent 15 days, the Bank sends the borrower a late payment notice. The Bank then initiates both written and oral communication with the borrower if the loan remains delinquent and sends additional notices after 30 days and 60 days of delinquency. When the loan becomes delinquent at least 50 days, the Bank will send the borrower a demand letter. If the borrower does not cure the default within 10 days, the Bank will initiate foreclosure proceedings. The Bank does not normally accrue interest on loans past due 90 days or more unless the loan is adequately collateralized and in the process of collection. Most loans delinquent 90 days or more are placed on a nonaccrual status, and at that point in time the Bank pursues foreclosure procedures.

     Exhibit 16 provides a summary of Clover Leaf's nonperforming assets at June 30, 2001, and at December 31, 1999 and 2000. Nonperforming assets consist of loans 90 days or more past due, nonaccruing loans and real estate owned with the Bank not having any real estate owned. The Bank had nonaccruing loans totaling $619,000 and accruing loans delinquent 90 days or more of $13,000 for a total of $632,000 at June 30, 2001, up from $575,000 at December 31, 1999. The Bank historically has carried a higher level of nonperforming assets. Clover Leaf's level of nonperforming assets ranged from a high dollar amount of $632,000 or
1.04 percent of total loans at June 30, 2001, to a low dollar amount of $143,000 or 0.25 percent of loans at December 31, 2000. The Bank's nonperforming assets totaled $632,000 at June 30, 2001, representing 1.05 percent of loans and 0.72 percent of assets.

     Clover Leaf's level of nonperforming assets was much less than its level of classified assets. The Bank's level of classified assets was $2,461,000 or 2.80 percent of assets at June 30, 2001 (reference Exhibit 17). The Bank's classified assets consisted of $2,443,000 in substandard assets, $28,000 in assets classified as doubtful, with no assets classified as loss.

     Exhibit 18 shows Clover Leaf's allowance for loan losses at June 30, 2001, and for fiscal years ended 1999 and 2000, indicating the activity and the resultant balances. Clover Leaf has witnessed a moderate increase in its dollar balance of allowance for loan losses from $455,000 in 1999 to $625,000 in 2000. The balance in allowance for loan losses then increased to $636,000 at June 30, 2001, with provisions of $48,000 in 1999, $428,000 in 2000, and $16,000 in the
first six months ended June 30, 2001. The Bank had net charge-offs of $51,000 in 1999, $258,000 in 2000, and $5,000 for the six months ended June 30, 2001. The Bank's ratio of allowance for loan losses to gross loans was 0.81 percent at December 31, 1999, and a modestly higher 1.09 percent at December 31, 2000. The allowance for loan losses to gross loans decreased to 1.05 percent of gross loans at June 30, 2001, impacted by the Bank's larger increase in loans. Allowance for loan losses to nonperforming loans was 79.13 percent at December 31, 1999, and a higher 100.63 percent at June 30, 2001.

INVESTMENTS

     Excluding interest-bearing deposits, the investment and securities portfolio of Clover Leaf, has been comprised of U.S. treasury and Federal agency obligations, municipal securities, mortgage-backed securities and corporate securities. Exhibit 19 provides a summary of Clover Leaf's investment portfolio at December 31, 1999 and 2000, and at June 30, 2001, excluding interest-bearing deposits and FHLB stock. Investment securities, excluding interest-bearing deposits and FHLB stock, totaled $15.3 million at June 30, 2001, compared to $15.4 million at December 31, 2000, and $9.9 million at December 31, 1999, with most of the securities classified as available-for-sale. The primary component of investment securities was Federal agency obligations, representing 71.9 percent of investment securities, including mortgage-backed securities, compared to 38.4 percent at December 31, 1999. The Bank also had interest-bearing deposits totaling $5.3 million at June 30, 2001, and a lesser $34,000 at December 31, 1999. The Bank had $1,968,400 in FHLB stock at June 30, 2001, and a lesser $422,500 at December 13, 1999. The Bank had $2.3 million in mortgage-backed securities at June 30, 2001, and a lesser $1.7 million at December 31, 1999. The weighted average yield on investment securities was 6.41 percent, 5.30 percent for interest-bearing deposits, and 5.76 percent for mortgage-backed securities for the six months ended June 30, 2001.


DEPOSIT ACTIVITIES

     The change in the mix of deposits from December 31, 1999, to June 30, 2001, is provided in Exhibit 20, and a breakdown of certificates by maturity is shown in Exhibit 21. There has been a relatively strong increase in total deposits and a moderate change in the deposit mix during this period. Total deposits have increased from $60.6 million at December 31, 1999, to $79.4 million at June 30, 2001, representing an increase of $18.8 million or 31.0 percent. Certificates of deposit have increased from $40.2 million or 66.4 percent of deposits at December 31, 1999, to $48.9 million or 61.5 percent of deposits at June 30, 2001, representing a dollar increase of $8.7 million but a decrease in total share of deposits of 4.8 percent. Commercial checking accounts have increased from $5.0 million at December 31,

1999, to $5.7 million at June 30, 2001. Passbook savings have decreased from $4.2 million at December 31, 1999, to $3.8 million at June 30, 2001. NOW accounts increased from $2.4 million at December 31, 1999, to $2.5 million at June 30, 2001. The increase in NOW accounts was accented by an increase in money market accounts from $4.0 million at December 31, 1999, or 7.7 percent of deposits to $13.1 million at June 30, 2001, or 16.5 percent of deposits, an increase of $9.1 million compared to a $105,00 increase in NOW accounts.

     Certificates of deposit witnessed a decrease in their share of total deposits, declining from 66.4 percent of deposits at December 31, 1999, to a lesser 61.5 percent of deposits at June 30, 2001, after rising to 71.2 percent of deposits at December 31, 2000. This decrease is in contrast to the industry norm of a rise in the share of certificates. The major component of certificates had rates between 6.00 percent and 7.99 percent and represented 59.9 percent of certificates at June 30, 2001. At December 31, 1999, the major component of certificates was the 4.00 percent to 5.99 percent category with a stronger 88.7 percent of certificates. The certificate category witnessing the strongest growth from December 31, 1999, to June 30, 2001, was certificates with rates between 6.00 percent and 7.99 percent, which increased $24.7 million during this time period. This increase was primarily the result of a decrease in the certificates with rates between 4.00 percent and 5.99 percent, which declined $16.1 million.

     Exhibit 22 shows the Bank's deposit activity for the two years ended December 31, 1999 and 2000, and for the six months ended June 30, 2001. Including interest credited, Clover Leaf experienced net increases in deposits in fiscal years 1999 and 2000 and in the six months ended June 30, 2001. In fiscal year 1999, a net increase in deposits of $7.9 million resulted in a 15.0 percent increase in deposits, including interest credited, and in 2000, there was a net increase of $15.4 million or 25.5 percent. For the six months ended June 30, 2001, a net increase in deposits of $3.4 million produced a net rise of
4.4 percent, or 8.8 percent, annualized.

BORROWINGS

     Clover Leaf has made periodic use of FHLB advances from December 31, 1999 to June 30, 2001. The Bank had $1.5 million in FHLB advances at June 30, 2001, with an average rate of 5.65 percent compared to a larger $4.0 million at December 31, 1999, with an average rate of 5.85 percent. FHLB advances represented 1.7 percent of assets at June 30, 2001, compared to 5.6 percent at December 31, 1999.


SUBSIDIARIES

     Clover Leaf had one wholly-owned subsidiary at June 30, 2001, Clover Leaf Financial Services, Inc., which provides life and disability insurance to loan customers of Clover Leaf.


OFFICE PROPERTIES

     Clover Leaf had two offices at June 30, 2001, both located in Edwardsville, Illinois (reference Exhibit 24). Clover Leaf owns its two retail offices. The Bank's net book value of its office premises and furniture, fixtures and equipment totaled $2.7 million or 3.05 percent of assets at June 30, 2001.

MANAGEMENT

     The president, chief executive officer, and managing officer of Clover Leaf is Dennis M. Terry, who is also a director. Mr. Terry joined the Bank in 2000 as president and chief executive officer. Prior to joining Clover Leaf, Mr. Terry was president of Mercantile Bank of Edwardsville and president of Mark Twain Bank of Edwardsville. Ms. Lisa R. Fowler is senior vice president and is in charge of lending. Ms. Fowler has been associated with the Bank since 2000. Ms. Fowler was previously the vice president of commercial lending at Mercantile
Bank. Ms. Darlene F. McDonald is vice president and treasurer of the Bank, having also joined the Bank in 2000. Ms. McDonald was previously associated with the Bank of America as controller of the real estate division.

II.      DESCRIPTION OF PRIMARY MARKET AREA

     Clover Leaf's primary retail market area encompasses all of Madison County, Illinois ("primary market area") where the Bank's offices are located. The Bank has two offices, with both offices in Edwardsville. The market area is located less than thirty miles east of St. Louis, and Edwardsville is the location of Southern Illinois University at Edwardsville, which is the largest employer in the market area.

     The primary market area is characterized by a lower than average level of housing values but similar levels of income when compared to Illinois and the United States. Unemployment rates in Madison County have been similar to, but recently slightly higher than Illinois and national unemployment rates. The market area's strongest employment categories, in both 1990 and 1997, were the services industry, the manufacturing industry and the wholesale/retail trade industry.

     Exhibit 24 provides a summary of key demographic data and trends for the primary market area, Illinois and the United States. Overall, from 1990 to 2000, population increased in Madison County as well as in Illinois and the United States. The population increased by 3.9 percent in the primary market area, by
8.6 percent in Illinois and 13.2 percent in the United States. Future population projections indicate that population will increase in the market area by 1.0 percent through the year 2005 and increase 2.4 percent and 4.5 percent in Illinois and the United States, respectively.

     Consistent with its modestly rising trend in population, the market area witnessed an increase in households (families) of 7.5 percent from 1990 to 2000. During that same time period, the number of households increased by 9.4 percent in Illinois and increased 14.7 percent in the United States. By the year 2005, the market area's households are projected to increase by 1.5 percent, while the number of households are expected to increase by 2.6 percent in Illinois and by
5.3 percent in the United States.

     In 1990, the per capita income in the primary market area was lower than the per capita income in Illinois but higher than per capita income in the United States. The primary market area had a 1990 per capita income of $13,272, compared to a higher $15,201 in Illinois with the United States at $12,313. From 1990 to 2000, per capita income increased in all areas, with the United States having the greatest percent increase. The primary market area's per capita income increased from 1990 to 2000 by 46.3 percent to $19,418. Illinois' per capita income increased by 53.0 percent to a higher $23,255, and per capita income in the United States increased by a larger
76.1 percent to $21,684.

     The 1990 median household income in the primary market area of $22,861 was lower than the median household income in Illinois but higher than the median household income in the United States. Madison County had a 1990 median household income of $29,861, which was lower than Illinois' higher median household income of $32,252 but higher than the United States' median household income of $28,525. From 1990 to 2000, median household income increased in all areas, with Madison County indicating the lowest rate of increase and the United States the highest, but all indicating similar rates of change. Median household income increased by 36.9 percent to $40,872 in the primary market area, by 41.4 percent to $45,606 in Illinois and by 44.9 percent to $41,343 in the United States. From 2000 to 2005, median household income is projected to increase by
13.3 percent in the primary market area, by 14.7 percent in Illinois and 17.2 percent in the United States. Based on those rates of increase, by 2005, median household income is expected to be $46,315 in the primary market area, $52,310 in Illinois, and $48,454 in the United States.

     Exhibit 25 provides a summary of key housing data for the primary market area, Illinois and the United States in both 1990 and 2000. In 1990, the primary market area had a higher than average rate of owner-occupancy of 72.1 percent, higher than both Illinois and the United States. Illinois had an owner-occupancy rate of 64.2 percent, and the United States had an identical owner-occupancy rate of 64.2 percent. As a result, the primary market area supports a lower than average rate of renter-occupied housing at 27.9 percent, with rates of 35.8 percent for Illinois and 35.8 percent for the United States. By 2000, the owner-occupancy rate in Madison County had risen to 73.8 percent, while Illinois and the United States had also risen to slightly higher rates of 67.3 percent and 66.2 percent, respectively. All areas had slightly lower reciprocal rates of renter-occupancy with rates of 26.2 percent, 32.7 percent and 33.8 percent for the market area, Illinois and the United States, respectively.

     In 1990, the primary market area's median housing value was $51,000, much lower than both Illinois' and the United States' median housing values.
Illinois' median housing value of $80,100 was 57.1 percent higher than the primary market area's median housing value. The United States' $79,098 median housing value was the second highest of all areas and was 55.1 percent higher than the primary market area. The average median rent of the primary market area was $384 and surpasses the median rent of the United States at $374. Illinois' median rent value was a higher $445.

     In 1990, the major source of employment by industry group, based on number of employees, for the primary market area overall was the services industry at
34.9 percent. Illinois and the United States had percentages of workers in the services industry of 35.8 percent and 34.0 percent, respectively (reference
Exhibit 26). The wholesale/retail group was the second major employer in the primary market area at 21.9 percent and also the second leading employer at 21.4 percent in Illinois and in the United States at 27.5 percent. The manufacturing group was the third major overall employer in the primary market area at 21.3 percent and also third at 19.5 percent in Illinois and 19.2 percent in the United States. The construction group, finance, insurance and real estate group, transportation/utilities group, and the agriculture/mining groups combined to provide 21.9 percent of employment in Madison County, 23.3 percent of employment in Illinois and 19.3 percent in the United States.

     In 1997, the market area's strongest employment group remained the services sector, but the manufacturing sector became the second highest employer and wholesale/retail the third highest. Services became a more major employer in the United States at 47.6 percent, while the wholesale/retail group remained relatively the same at 26.1 percent. The manufacturing sector indicated a much reduced percentage of employment in the United States in the 1997 survey. In Illinois, manufacturing remained the third largest employer at18.7 percent.

     The major employers in Madison County were mostly in the services sector. The two largest employers in the Edwardsville and Glen Carbon area were Southern Illinois University and the Madison County government.

Employer                         Employees                Product/Service
--------                         ---------                ---------------
Southern Illinois University     2,375                    Education
Madison County                   1,150                    Government
Edwardsville Community Schools     800                    Education
Florists' Mutual                   245                    Insurance
The Bank of Edwardsville           230                    Finance
Wal-Mart                           200                    Retail
Keller Companies                   175                    Construction
Eden Retirement Centers Inc.       160                    Senior Center
Staff Builders                     160                    Health Service
Schnucks Market                    157                    Retail
Laidlaw Transit                    150                    Bus Service
K-Mart                             135                    Retail
Target                             125                    Retail
Rosewood Care Center               115                    Senior Center
Richards Brick                     100                    Manufacturing - Bricks
Thiems Construction                100                    Construction
Shop N Save                        100                    Retail
University Manor                   100                    Senior Center

     The unemployment rate is another key economic indicator. Exhibit 27 shows the unemployment rates in the primary market area, Illinois and the United States in 1997, 1998, 1999, 2000 and through June of 2001. The primary market area has been characterized by similar unemployment rates compared to both Illinois and the United States until 2000. In 1997, Madison County had an unemployment rate of 4.8 percent compared to unemployment rates of 4.9 percent in Illinois and 4.9 percent in the United States. The primary market area's unemployment rate remained the same 4.8 percent in 1998, compared to 4.5 percent in both Illinois and the United States. In 1999, unemployment rates decreased in all areas with Madison County at 4.5 percent and both Illinois and the United States at 4.2 percent. By 2000, the primary market area increased its rate of unemployment to 4.7 percent, while Illinois' unemployment rate fell to 4.0 percent as did the United States. Through June of 2001, the primary market area's unemployment rate increased to 5.9 percent, Illinois' rate increased to 5.5 percent and the United States' rate increased to
4.7 percent.

     Exhibit 28 provides deposit data for banks and thrifts in the primary market area. Clover Leaf's deposit base in the primary market area was $64.8 million or a 17.1 percent share of the $379.1 million total thrift deposits and a 2.0 percent share of the total deposits, which were $3.3 billion as of June 30, 2000. It is evident from the size of the thrift deposits and bank deposits that the primary market area has a moderate deposit base, with Clover Leaf having a moderate market penetration for thrift deposits and a small share of market penetration of total deposits.

     Exhibit 29 provides interest rate data for each quarter for the years 1997 through 2000 and for the first two quarters of 2001. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a slightly rising trend in 1997. This rising trend continued into the first quarter of 1998 with prime at 8.50 percent. However, throughout 1998, interest rates saw dramatic decreases, as the prime rate fell to its 1998 year end level of 7.75 percent. The prime rate then increased in the first quarter of 1999 as it rose to 8.00 percent and then rose to 8.50 percent through the remainder of 1999. Prime rate increased to 9.50 percent in 2000. Prime rate then decreased to 7.50 percent in the first quarter of 2001 and then decreased to 6.75 percent in the second quarter of 2001. Rates on one-year T-Bills, however, witnessed a decrease in 1998 after a measurable decrease in 1997. Rates on one-year T-Bills then increased in 1999 and 2000. One-year T-Bill rates then decreased in the first quarter of 2001 and continued to decrease in the second quarter of 2001 to 3.70 percent.

SUMMARY

     To summarize, the primary market area represents an area with minimal growth of population and households during the 1990s. Such growth is projected to continue at a smaller rate into 2005. The primary market area displayed similar per capita income and median household income values compared to the United States but slightly lower values in those areas when compared to Illinois. The primary market area also had a much lower median housing value when compared to Illinois and the United States. The median rent level of Madison County was similar to the United States' median rent but again, lower than Illinois median rent value. The primary market area has had similar unemployment rates when compared to both Illinois and the United States with unemployment rates having decreased in all areas over the past until 2000, when the market area increased in unemployment and then again in 2001, when all areas increased in unemployment. Finally, the primary market area is a moderately competitive financial institution market dominated by banks, with a minimal presence of thrifts, and a total market deposit base for banks and thrifts in the primary market area that is $3.3 billion in deposits.

III.  COMPARABLE GROUP SELECTION

Introduction

     Integral to the valuation of the Corporation is the selection of an appropriate group of publicly-traded thrift institutions, hereinafter referred to as the "comparable group." This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation's pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly-traded, FDIC-insured thrifts in the United States and all publicly-traded, FDIC-insured thrifts in the Midwest region and in Illinois.

     Exhibits 32 and 33 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 269 publicly-traded, FDIC-insured thrifts in the United States ("all thrifts"), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 32 and 33 also subclassify all thrifts by region, including the 124 publicly-traded Midwest thrifts ("Midwest thrifts") and the 21 publicly-traded thrifts in Illinois ("Illinois thrifts"), and by trading exchange. Exhibit 34 presents prices, pricing ratios and price trends for all FDIC-insured thrifts completing their conversions between July 1, 2000, and June 30, 2001.

     The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of Clover Leaf as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution's operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of Clover Leaf's basic operation.

     Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.


GENERAL PARAMETERS

Merger/Acquisition

     The comparable group will not include any institution that is in the process of a merger or acquisition due to the price impact of such a pending transaction. The following thrift institutions were potential comparable group candidates but had to be eliminated due to their involvement in a merger/acquisition.

         Institution                                    State
         -----------                                    -----
         Bank West Financial Corp.                      Michigan
         Columbia Financial of Kentucky                 Kentucky
         Montgomery Financial Corp.                     Indiana
         PS Financial Inc.                              Illinois

     There is one pending merger/acquisition transaction involving a thrift institution in Clover Leaf's city, county or market area, as indicated in
Exhibit 35, PS Financial, Inc.

Mutual Holding Companies

     The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from conventional, publicly-traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly-traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 41 publicly-traded mutual holding companies as well between those 41 entities and the larger universe of conventional, publicly-traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly-traded institutions. In our opinion, it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned.
Exhibit 36 presents pricing ratios and Exhibit 37 presents key financial data and ratios for the 41 publicly-traded, FDIC-insured mutual holding companies in the United States. The following thrift institutions were potential comparable group candidates, but were not considered due to their mutual holding company form:

         Institution                                 State
         -----------                                 -----
         Jacksonville Savings Bank, MHC              Illinois
         Wayne Savings Bancshares, MHC               Ohio
         Webster City Fed. Bancorp, MHC              Iowa

Trading Exchange

     It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution's stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 310 publicly-traded, FDIC-insured institutions, including 41 mutual holding companies, 15 are traded on the New York Stock Exchange, 22 are traded on the American Stock Exchange and 273 are listed on NASDAQ.


IPO Date

     Another general parameter for the selection of the comparable group is the initial public offering ("IPO") date, which must be at least four quarterly periods prior to the trading date of August 24, 2001, used in this report, in order to insure at least four consecutive quarters of reported data as a publicly-traded institution. The resulting parameter is a required IPO date prior to June 30, 2000.


Geographic Location

     The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to Clover Leaf, including the New England, western, southwestern and southeastern states.

     The geographic location parameter consists of Illinois and its surrounding states of Wisconsin, Indiana, Kentucky, Missouri and Iowa, as well as the states of Michigan and Ohio, for a total of eight states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.


Asset Size

     Asset size was another key parameter used in the selection of the comparable group. The range of total assets for any potential comparable group institution was $350 million or less, due to the general similarity of asset mix and operating strategies of institutions in this asset range, compared to Clover Leaf, with assets of approximately $87.8 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

     In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.


SUMMARY

     Exhibits 38 and 39 show the 48 institutions considered as comparable group candidates after applying the general parameters, with the shaded lines denoting the institutions ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section. It should be noted that the comparable group candidates may be members of either the Bank Insurance Fund (BIF) or the Savings Association Insurance Fund (SAIF), since many members of each fund hold significant balances of deposits insured by the other fund and, following the recapitalization of the SAIF in 1996, deposit insurance premiums assessed by the two funds are now similar.


BALANCE SHEET PARAMETERS

Introduction

     The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 38. The balance sheet ratios consist of the following:

         1.             Cash and Investments/Assets
         2.             Mortgage-Backed Securities/Assets
         3.             One- to Four-Family Loans/Assets
         4.             Total Net Loans/Assets
         5.             Total Net Loans and Mortgage-Backed Securities/Assets
         6.             Borrowed Funds/Assets
         7.             Equity/Assets

     The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from Clover Leaf with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from Clover Leaf. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution's equity and borrowed funds ratios, which are separate parameters.

Cash and Investments to Assets

     Clover Leaf's ratio of cash and investments to assets was 22.48 percent at June 30, 2001, and reflects a share of investments generally higher than national and regional averages. The Bank's investments consist primarily of U.S. government and federal agency securities, interest-bearing deposits in financial institutions, municipal obligations and corporate securities and do not include mortgage-backed securities and FHLB stock. For its most recent five fiscal years, Clover Leaf's average ratio of cash and investments to assets was a lower
19.7 percent, from a high of 26.9 percent at December 31, 2000, to a low of 15.5 percent at December 31, 1999, indicating a modestly lower historical ratio with a recent increase in 2000. It should be noted that, for the purposes of comparable group selection, Clover Leaf's $2.0 million balance of Federal Home Loan Bank stock at June 30, 2001, is included in the other assets category, rather than in cash and investments, in order to be consistent with reporting requirements and sources of statistical and comparative analysis related to the universe of comparable group candidates and the final comparable group.

     The parameter range for cash and investments relates to the Bank's modestly higher investment ratio as well as overall industry volatility of this parameter as institutions exercise varying liquidity options and approaches, including the purchase of mortgage-backed and mortgage derivative securities. The range has been defined as 35.0 percent or less of assets, with a midpoint of 17.5 percent.


Mortgage-Backed Securities to Assets

     Clover Leaf had mortgage-backed securities representing 3.0 percent of assets at June 30, 2001, compared to the current regional average of 7.6 percent of assets and the national average of 10.7 percent of assets for publicly-traded thrifts. Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is relatively broad at 15.0 percent or less of assets and a midpoint of 7.5 percent.

One- to Four-Family Loans to Assets

     Clover Leaf's lending activity is focused on the origination of permanent residential mortgage loans secured by one- to four-family dwellings. Such one- to four-family loans, including construction loans, represented 46.7 percent of the Bank's assets at June 30, 2001, which is similar to the national average of
46.5 percent and the 47.1 percent average for savings institutions in the Midwest. Although one- to four-family loans constitutes the Bank's largest individual loan category, its larger than average share of investments resulted in a ratio of one- to four-family loans being more moderate. The parameter for this characteristic requires any comparable group institution to have from 25.0 percent to 75.0 percent of its assets in one- to four-family loans with a midpoint of 50.0 percent.


Total Net Loans to Assets

     At June 30,  2001,  Clover Leaf had a ratio of total net loans to assets of
68.3 percent, which is lower than the national average of 69.8 percent and the regional average of 74.0 percent for publicly-traded thrifts. The parameter for the selection of the comparable group is from 50.0 percent to 90.0 percent with a midpoint of 70.0 percent. The broadness of the range recognizes the Bank's historical ratios and the fact that, as the referenced national and regional averages indicate, many larger institutions purchase a greater volume of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to Clover Leaf.


Total Net Loans and Mortgage-Backed Securities to Assets

     As discussed previously, Clover Leaf had a 68.3 percent ratio of total net loans to assets and had mortgage-backed securities equal to 3.0 percent of assets at June 30, 2001, for a combined share of 71.3 percent of assets. Recognizing the industry and regional ratios of 10.7 percent and 7.6 percent, respectively, of mortgage-backed securities to assets, the parameter range for the comparable group in this category is 60.0 percent to 95.0 percent, with a midpoint of 77.5 percent.


Borrowed Funds to Assets

     Clover Leaf had a $1.5 million balance of borrowed funds at June 30, 2001, consisting of FHLB advances, representing 1.9 percent of assets. At December 31, 2000, the Bank's borrowed funds were a larger $3.0 million or a larger 3.5 percent of assets, and its five fiscal year average was a lower 2.8 percent with an absence of FHLB advances at December 31, 1996 and December 31, 1997. The institutional demand for borrowed funds increased in 1996 through 2000 due to the difficulty in competing for deposits, resulting in an increase in borrowed funds by many institutions as an alternative to higher cost and/or longer term certificates. The use of borrowed funds by some thrift institutions indicates an alternative to retail deposits and may provide a source of term funds for lending. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The ratio of borrowed funds to assets, therefore, does not typically indicate higher risk or more aggressive lending, but primarily an alternative to retail deposits.

     The parameter range of borrowed funds to assets is 30.0 percent or less with a midpoint of 15.0 percent, lower than the national averages of 37.1 percent for publicly-traded thrifts and 29.1 percent for all FDIC-insured savings institutions.

Equity to Assets

     Clover Leaf's equity to assets ratio as of June 30, 2001, was 7.2 percent. After conversion, based on the midpoint value of $5.0 million, Clover Leaf's equity to assets ratio is projected to stabilize in the area of 9.5 percent to
9.7 percent. The consolidated pro forma equity to assets ratio for the Corporation is projected to be 11.2 percent following conversion. Based on those equity ratios, we have defined the equity ratio parameter to be from 6.0 percent to 20.0 percent with a midpoint ratio of 13.0 percent.


PERFORMANCE PARAMETERS

Introduction

     Exhibit 39 presents five parameters identified as key indicators of Clover Leaf's earnings performance and the basis for such performance both historically and during the four quarters ended June 30, 2001. The primary performance indicator is the Bank's return on average assets (ROAA). The second performance indicator is the Bank's return on average equity (ROAE). To measure the Bank's ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Bank is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to assets. The final performance indicator is the Bank's ratio of operating expenses or noninterest expenses to assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

Return on Average Assets

     The key performance parameter is the ROAA. For the twelve months ended June 30, 2001, Clover Leaf's ROAA was a negative 0.22 percent based on net earnings after taxes and a positive 0.04 percent based on core or normalized earnings after taxes, as detailed in Item I of this report and presented in Exhibit 7. The Bank's ROAA over its prior four fiscal years, based on net earnings, has ranged from a low of a negative 0.22 percent in 2000 to a high of 0.58 percent in 1997, with an average ROAA of 0.32 percent. The consolidated ROAA for the Bank and the Corporation on a pro forma basis at the time of conversion is projected to be 0.10 percent based on core income at the midpoint valuation.

     For consistency and in recognition of the differences between net and core income for many institutions, we have elected to base our ROAA analysis and comparison on core or normalized income for both Clover Leaf and the comparable group. Considering the historical, current and pro forma earnings performance of Clover Leaf, the range for the ROAA parameter based on core income has been defined as 0.70 percent or less with a midpoint of 0.35 percent.


Return on Average Equity

     The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Bank's position. This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions.

     The consolidated ROAE for the Bank and the Corporation on a pro forma basis at the time of conversion will be 0.87 percent based on core income at the midpoint valuation. Prior to conversion, the Bank's ROAE for the twelve months ended June 30, 2001, was a negative

3.10 percent based on net income and 0.53 percent based on core income. The parameter range for the comparable group, based on core income, is 8.0 percent or less with a midpoint of 4.0 percent.


Net Interest Margin

     Clover Leaf had a net interest margin of 2.33 percent for the twelve months ended June 30, 2001, representing net interest income as a percentage of average interest-earning assets. The Bank's trend of net interest margin for the previous two fiscal years has been declining, indicating 2.59 percent in fiscal 2000 and 2.94 percent in fiscal 1999 with the trend more significant than the industry.

     The parameter range for the selection of the comparable group is from a low of 2.00 percent to a high of 3.25 percent with a midpoint of 2.63 percent.


Operating Expenses to Assets

     For the twelve months ended June 30, 2001, Clover Leaf had an average 2.39 percent ratio of operating expense to average assets. The Bank's operating expenses indicated moderate change from 2.38 percent at December 31, 1999, to
2.51 percent at December 31, 2000.

     The operating expense to assets parameter for the selection of the comparable group is from a low of l.65 percent to a high of 2.75 percent with a midpoint of 2.20 percent.

Noninterest Income to Assets

     Including modest gains on the sale of securities during its most recent fiscal year and the twelve months ended June 30, 2001, Clover Leaf has consistently experienced a less than average dependence on noninterest income as a source of additional income compared to publicly-traded savings institutions. The Bank's ratio of noninterest income to assets was 0.31 percent for the twelve months ended June 30, 2001. Clover Leaf's average annual ratio of noninterest income for the past five fiscal years has been 0.70 percent of average assets since fiscal year 1996, with annual ratios ranging from a low of 0.19 percent in 1998 and 1999 to a high of 0.29 percent in 2000.

     The range for this parameter for the selection of the  comparable  group is
1.00 percent or less of average assets, with a midpoint of 0.50 percent.


ASSET QUALITY PARAMETERS

Introduction

     The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 39. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position similar to that of Clover Leaf. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.


Nonperforming Assets to Assets

     Clover Leaf's ratio of nonperforming assets to assets was 0.72 percent at June 30, 2001, which is higher than the national average of 0.65 percent for publicly-traded thrifts but lower than the Midwest regional average of 0.77 percent, and also higher than its 0.17 percent ratio at December 31, 2000.

     The parameter range for nonperforming  assets to assets has been defined as
1.75 percent of assets or less with a midpoint of 0.88 percent.


Repossessed Assets to Assets

     Clover Leaf had no repossessed assets at June 30, 2001, nor at December 31, 1999 to 2000. National and regional averages were 0.10 percent and 0.08 percent, respectively, for publicly-traded savings institutions and 0.10 for all FDIC-insured savings institutions at the end of their most recent quarters.

     The range for the repossessed assets to total assets parameter is 0.15 percent of assets or less with a midpoint of 0.08 percent.


Loans Loss Reserves to Assets

     Clover Leaf had an allowance for loan losses of $636,000, representing a loan loss allowance to total assets ratio of 0.72 percent at June 30, 2001, which is slightly lower than its 0.73 percent ratio at December 31, 2000, and higher than its ratio of 0.64 percent at December 31, 1999. The Bank's loan loss allowance to total assets ratio exceeded the ratio for all publicly-traded thrifts of 0.61 percent and 0.52 percent for all Midwest thrifts and was higher due to the Bank's higher level of nonperforming assets and recently higher level of net charge-offs in 1999 and 2000.

     The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.20 percent of assets.


THE COMPARABLE GROUP

     With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 40, 41 and 42. The comparable group institutions range in size from $85.7 million to $344.3 million with an average asset size of $178.1 million and have an average of 3.8 offices per institution. One of the comparable group institutions was converted in 1988, one in 1993, two in 1994, two in 1995, three in 1996 and one in 1997. All of the comparable group institutions are traded on NASDAQ, and all are SAIF members. The comparable group institutions as a unit have a ratio of equity to assets of 11.4 percent, which is higher than all publicly-traded thrift institutions in the United States at 7.1 percent and higher than publicly-traded thrift institutions in Illinois at 8.9 percent; and for the most recent four quarters indicated a core return on average assets of
0.54 percent, lower than all publicly-traded thrifts at 0.96 percent and publicly-traded Illinois thrifts at 0.80 percent.

IV.  ANALYSIS OF FINANCIAL PERFORMANCE

     This section reviews and compares the financial performance of Clover Leaf to all publicly-traded thrifts, to publicly-traded thrifts in the Midwest region and to Illinois thrifts, as well as to the ten institutions constituting Clover Leaf's comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 43 through 48.

     As presented in Exhibits 43 and 44, at June 30, 2001, Clover Leaf's total equity of 7.15 percent of assets was lower than the 11.17 percent for the comparable group, the 7.09 percent for all thrifts, the 8.23 percent for Midwest thrifts and the 8.90 percent ratio for Illinois thrifts. The Bank had a 68.29 percent share of net loans in its asset mix, lower than the comparable group at
75.37 percent, all thrifts at 70.07 percent and Midwest thrifts at 73.85 percent and Illinois thrifts at 66.67 percent. Clover Leaf's share of net loans, lower than industry averages, is primarily the result of its higher 22.48 percent share of cash and investments, partially offset by a lower 3.00 percent share of mortgage-backed securities. The comparable group had a lower 12.62 percent share of cash and investments and an 8.79 percent share of mortgage-backed securities. All thrifts had 10.65 percent of assets in mortgage-backed securities and 15.36 percent in cash and investments. Clover Leaf's 90.47 percent share of deposits was significantly higher than the comparable group and the three geographic categories, reflecting the Bank's much lower 1.71 percent ratio of borrowed funds to assets. The comparable group had deposits of 69.35 percent and borrowings of 18.03 percent. All thrifts averaged a 53.20 percent share of deposits and 37.08 percent of borrowed funds, while Midwest thrifts had a 63.04 percent share of deposits and a 26.02 percent share of borrowed funds. The 21 Illinois thrifts averaged a 66.13 percent share of deposits and a 22.93 percent share of borrowed funds. Clover Leaf had intangible assets at June 30, 2001, compared to 0.08 percent for the comparable group, 0.37 percent for all thrifts,
0.25 percent for Midwest thrifts and 0.15 percent for Illinois thrifts.

     Operating performance indicators are summarized in Exhibits 45 and 46 and provide a synopsis of key sources of income and key expense items for Clover Leaf in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

     As shown in Exhibit 47, for the twelve months ended June 30, 2001, Clover Leaf had a yield on average interest-earning assets lower than the comparable group, all thrifts, Midwest thrifts and the 21 Illinois thrifts. The Bank's yield on interest-earning assets was 7.34 percent compared to the comparable group at 7.56 percent, all thrifts at 7.75 percent, Midwest thrifts at 7.68 percent and Illinois thrifts at 7.71 percent.

     The Bank's cost of funds for the twelve months ended June 30, 2001, was lower than the comparable group, but higher than all thrifts, Midwest thrifts and Illinois thrifts. Clover Leaf had an average cost of interest-bearing liabilities of 5.17 percent, compared to 5.24 percent for the comparable group,
4.94 percent for all thrifts, 5.04 percent for Midwest thrifts and 4.94 percent for Illinois thrifts. The Bank's lower yield on interest-earning assets in conjunction with its generally higher cost of interest-bearing liabilities, resulted in a net interest spread of 2.17 percent, which was lower than the comparable group at 2.32 percent, all thrifts at 2.80 percent and higher than Midwest thrifts at 2.63 percent and Illinois thrifts at 2.78 percent. Clover Leaf generated a net interest margin of 2.28 percent for the twelve months ended June 30, 2001, based on its ratio of net interest income to average interest-earning assets, which was considerably lower than the comparable group ratio of 3.03 percent. All thrifts also averaged a higher 2.80 percent net interest margin for the trailing four quarters, as did Midwest thrifts at 2.63 percent and Illinois thrifts at 2.78 percent.

     Clover Leaf's major source of income is interest earnings, as is evidenced by the operations ratios presented in Exhibit 46. The Bank took a $414,000 provision for loan losses during the twelve months ended June 30, 2001, representing a higher 0.50 percent of average assets and reflecting the Bank's recognition of higher nonperforming assets and its somewhat lower than average ratio of allowance for loan losses to nonperforming assets. The comparable group indicated a provision representing 0.07 percent of assets, with all thrifts at
0.13 percent, Midwest thrifts at 0.19 percent and Illinois thrifts also at 0.19 percent.

     The Bank's noninterest income was $297,000 or 0.36 percent of average assets for the twelve months ended June 30, 2001, including its $11,000 gain on the sale of assets. Such noninterest income ratio was very similar to the comparable group at 0.34 percent, but significantly lower than all thrifts at
0.94 percent and Midwest thrifts at 0.90 percent, and moderately lower than Illinois thrifts at 0.53 percent. For the twelve months ended June 30, 2001, Clover Leaf's operating expense ratio was 2.40 percent of average assets, which was higher than the comparable group at 2.23 percent, all thrifts at 1.92 percent, Midwest thrifts at 2.00 percent and Illinois thrifts at 2.17 percent.

     The overall impact of Clover Leaf's income and expense ratios is reflected in the Bank's net loss and negative net return on assets. For the twelve months ended June 30, 2001, the Bank had an ROAA of (0.23) percent based on a net loss of $192,000 and a modest but positive core ROAA of 0.04 percent based on core income of $33,000, as indicated in Exhibit 7. For its most recent four quarters, the comparable group had a higher net ROAA of 0.59 percent and a higher core ROAA of 0.54 percent. All publicly-traded thrifts averaged a higher 0.97 percent core ROAA, as did Midwest thrifts at 0.89 percent and Illinois thrifts at 0.72 percent.

V.   MARKET VALUE ADJUSTMENTS

     This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of Clover Leaf with the comparable group. These adjustments will take into consideration such key items as earnings performance, primary market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted that all of the institutions in the comparable group have their differences among themselves and relative to the Bank, and, as a result, such adjustments become necessary.


EARNINGS PERFORMANCE

     In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings, due to chargeoffs, the level of current and historical classified assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of non-interest income, and the level of non-interest expenses.

     As discussed earlier, the Bank's historical business philosophy has focused on increasing its deposit base and loan portfolio, increasing its level of commercial real estate loans and commercial business loans, its ratio of nonperforming assets, reducing its level of noninterest expenses and its higher efficiency ratio, maintaining an adequate level of general valuation allowance to reduce the impact of any unforeseen losses, reducing its recently higher level of net chargeoffs and increasing its noninterest income. Following conversion, the Bank's objectives will focus on increasing its net interest spread and net interest margin, increasing its net income, return on assets and return on equity, establishing a more moderate ratio of non-performing and classified assets, and increasing its noninterest income.

     Earnings are often related to an institution's ability to generate loans. The Bank was a moderate originator of mortgage loans in 1999, followed by less activity in 2000 and then a noticeable increase in one- to four-family loan originations, commercial real estate loans and commercial business loans in the first half of 2001, with modest levels of consumer loan and construction originations. For the six months ended June 30, 2001, annualized, total loan originations were greater than in fiscal 1999 or 2000, with the increase occurring in one- to four-family mortgage loans, commercial real estate loans and commercial business loans. During the year ended December 31, 2000, the origination of one- to four-family loans fell short of that category of originations in 1999 by $7.2 million. Compared to fiscal 1999, commercial real estate loans indicated an increase of $2.5 million for the year ended December 31, 2000. Consumer loans decreased $4.0 million from 1999 to 2000, while commercial business loan originations in 2000 exceeded originations in 1999 by $1.9 million. Total loan originations for the year ended December 31, 2000, fell short of fiscal year 1999 originations by $6.8 million or 34.3 percent, while total originations during the six months ended June 30, 2001, annualized, exceeded 1999 originations by a strong $6.1 million or 30.7 percent.

     For the six months ended June 30, 2001, one- to four-family loans, commercial real estate loans, commercial business loans and consumer loans represented 44.2 percent, 24.9 percent, 20.1 percent, and 8.2 percent, respectively, of total loan originations. In comparison, during 1999, one- to four-family loans, commercial real estate loans, commercial business loans and consumer loans represented 57.1 percent, 2.6 percent, 4.0 percent and 36.2 percent, respectively, of total loan originations.

     Total mortgage and nonmortgage loan originations were $12.9 million in the six months ended June 30, 2001, reduced by repayments and other adjustments of $9.8 million, resulted in an increase of $3.1 million in gross loans receivable at June 30, 2001, compared to December 31, 2000. In 2000, total loan originations of $12.9 million, reduced by repayments and other adjustments of $11.5 million, resulted in an increase of $1.4 million in net loans receivable to $56.9 million at December 31, 2000, compared to $55.5 million at

     December 31, 1999. At December 31, 1999, compared to December 31, 1998, loans receivable increased $7.7 million due to originations of $19.7 million, reduced by repayments and other adjustments of $12.0 million.

     The impact of Clover Leaf's primary lending efforts has been to generate a yield on average interest-earning assets of 7.34 percent for the twelve months ended June 30, 2001, compared to a higher 7.56 percent for the comparable group,
7.75 percent for all thrifts and 7.68 percent for Midwest thrifts. The Bank's ratio of interest income to average assets was 6.92 percent for the twelve months ended June 30, 2001, which was lower than the comparable group at 7.27 percent, all thrifts at 7.30 percent and Midwest thrifts at 7.23 percent, reflecting the Bank's higher balances of lower yielding investments.

     Clover Leaf's 5.17 percent cost of interest-bearing liabilities for the twelve months ended June 30, 2001, was lower than the comparable group at 5.24 percent, but higher than all thrifts at 4.94 percent and Midwest thrifts at 5.04 percent. The Bank's resulting net interest spread of 2.17 percent for the twelve months ended June 30, 2001, was lower than the comparable group at 2.32 percent, all thrifts at 2.80 percent and Midwest thrifts at 2.63. The Bank's net interest margin of 2.28 percent, based on average interest-earning assets for the twelve months ended June 30, 2001, was considerably lower than the comparable group at
3.03 percent, all thrifts at 2.80 percent and Midwest thrifts at 2.78 percent.

     The Bank's ratio of noninterest income to assets was 0.36 percent, including gains, for the twelve months ended June 30, 2001, similar to the comparable group at 0.34 percent, but lower than all thrifts at 0.94 percent and Midwest thrifts at 0.90 percent. The Bank's lower noninterest income is partially due to the lower fee income generated from its more modest lending activity and lower fees on checking accounts. The Bank's operating expenses were higher than the comparable group and higher than all thrifts and Midwest thrifts. For the twelve months ended June 30, 2001, Clover Leaf had an operating expenses to assets ratio of

2.40 percent compared to 2.23 percent for the comparable group, 1.92 percent for all thrifts and 2.00 percent for Midwest thrifts.

     For the twelve months ended June 30, 2001, Clover Leaf generated lower noninterest income, higher noninterest expenses and a lower net interest margin relative to its comparable group. The Bank's provision for loan losses was 0.50 percent compared to a much lower 0.07 percent for the comparable group, 0.13 percent for all thrifts and 0.19 percent for Midwest thrifts. The Bank's higher level of provision for loan losses has been somewhat typical and is due to the Bank's increasing commercial real estate loans and commercial business loans totaling a significant $12.2 million at June 03, 2001. As a result of the higher provision and lower yield on interest-earning assets, the Bank generated a net loss and very modest core income for the twelve months ended June 30, 2001. Based on net earnings, the Bank had a return on average assets of 0.38 percent in 1999, (0.22) percent in 2000, 0.21 percent for the six months ended June 30, 2001, annualized, and (0.23) percent for the twelve months ended June 30, 2001. For the trailing twelve months, the comparable group had a higher net ROAA of
0.59 percent, while all thrifts indicated a higher ROAA of 0.93 percent. The Bank's core or normalized earnings, as shown in Exhibit 7, was higher than its net earnings and resulted in a 0.04 percent core return on assets for the twelve months ended June 30, 2001. That core ROAA was much lower than the comparable group at 0.54 percent, and lower than all thrifts at 0.97 percent and Midwest thrifts at 0.89 percent.

     Clover  Leaf's   earnings  stream  will  continue  to  be  dependent  on  a
combination  of  the  overall  trends  in  interest  rates,   the   consistency,
reliability and variation of its noninterest income and overhead expenses and the level of provisions for loan losses and charge-offs. Noninterest income has increased from 1998 through June 30, 2001, and overhead expenses have also indicated an increase in their ratio to average assets influenced by the Bank's increase in staffing. The Bank's net interest margin, well below the comparable group, has been the result of its lower yield on assets accented by its higher cost of funds due to a higher share of certificates of deposit. Clover Leaf's composite yield on interest-earning assets has increased from 1999 to 2000, but more than offset by larger increases in the Bank's cost of funds due to the strong growth in higher rate certificates of deposit. The impact of this trend has been a decrease in the Bank's net interest margin from 2.94 percent in 1999 and a decrease in the Bank's net interest spread from 2.38 percent. The Bank's level of nonperforming assets has increased modestly from $575,000 at December 31, 1999, to $632,000 at June 30, 2001, and the Bank's net charge offs were a strong $258,000 in 2000 and $237,000 for the twelve months ended June 30, 2001.

     It has also been recognized that Clover Leaf's current core ROAA, in addition to being much lower than that of its comparable group, has been volatile, while its net interest margin and net interest spread have indicated recent noticeable decreases.

     In recognition of the foregoing earnings related factors, with consideration to Clover Leaf's current performance measures, a maximum downward adjustment has been made to Clover Leaf's pro forma market value for earnings performance.


MARKET AREA

     Clover Leaf's primary market area for retail deposits is focused on Edwardsville and Madison County, Illinois, and the Bank's lending market is focused on Madison County. As discussed in Section II, from 1990 to 2000, this primary market area experienced a modest increase in population and households, and has also been characterized with similar per capita income and household income, but lower housing values than Illinois and the United States. Population is projected to increase slightly in the future. The average unemployment rate in the Bank's primary market area was 4.8 percent in 1998, compared to a lower
4.5 percent in Illinois and 4.5 percent in the United States. By June 2001, the primary market area's unemployment rate had increased significantly to 5.9 percent, and Illinois' unemployment rate increased to 5.5 percent and the United States' rate had increased to 4.7 percent. Per capita income and median household income in Clover Leaf's primary market area have historically been modestly below the state and national averages but similar to the comparable group average. The median housing value and median rent in the Bank's primary market area is also lower than Illinois and the United States and slightly above the comparable group.

     Clover Leaf's primary market area is a suburban community of St. Louis with the market area county being focused on the services industry as well as a strong retail/wholesale presence. In the Bank's primary market area, the services sector represents the primary source of employment, followed by the wholesale/retail sector and then the manufacturing sector as a close third. The finance, insurance and real estate sector was a moderate 7.2 percent compared to
8.0 percent in Illinois and 7.3 percent in the United States. The market has a higher level of manufacturing employment of 21.3 percent compared to 19.5 percent in Illinois and19.2 percent in the United States.

     The size of financial competition in Clover Leaf's primary market area, based on total deposits, is relatively strong with commercial banks holding a majority of deposits, representing 82.9 percent of deposits, and financial institutions of varying sizes and characteristics operating in and around Clover Leaf's offices. The Bank experienced net increases in deposits in 1998, 1999 and in the six months ended June 30, 2001. The Bank's change in deposits from December 31, 1998, to June 30, 2001, represented a significant 50.6 percent, which exceeded the comparable group and the industry average. The Bank's increase in deposits has been primarily due to aggressive marketing of certificates of deposit and more recently a money market deposit account.

     In recognition of the foregoing factors, we believe that no adjustment is warranted for the Bank's primary market area.

FINANCIAL CONDITION

     The financial condition of Clover Leaf is discussed in Section I and shown in Exhibits 1, 2, 5, 15, 16 and 17, and is compared to the comparable group in Exhibits 43 and 44. The Bank's ratio of total equity to total assets was 7.15 percent at June 30, 2001, which was below to the comparable group at 11.38 percent, similar to all thrifts at 7.08 percent, and below Midwest thrifts at
8.18 percent. With a conversion at the midpoint, the Corporation's pro forma equity to assets ratio will increase to approximately 11.18 percent, and the Bank's pro forma equity to assets ratio will increase to approximately 9.60 percent.

     The Bank's mix of assets and liabilities indicates some areas of variation from its comparable group but many similarities. Clover Leaf had a lower 68.3 percent ratio of net loans to total assets at June 30, 2001, compared to the comparable group at 74.8 percent and all thrifts at 69.8 percent. The Bank's
22.5 percent share of cash and investments was higher than the comparable group at 13.7 percent, all thrifts at 15.7 percent and Midwest thrifts at 15.4 percent. Clover Leaf's ratio of mortgage-backed securities to total assets of
3.0 percent was lower than the comparable group at 7.9 percent and lower than all thrifts at 10.7 percent. The Bank's 90.5 percent ratio of deposits to total assets was higher than the comparable group at 69.4 percent, all thrifts at 53.2 percent and Midwest thrifts at 63.1 percent. Clover Leaf's 1.7 percent ratio of borrowed funds to assets was much lower than the comparable group at 18.1 percent, all thrifts at 37.1 percent and Midwest thrifts at 26.0 percent.

     Clover Leaf had no intangible assets or real estate owned compared to ratios of 0.02 percent and 0.08 percent of intangible assets and real estate owned, respectively, for the comparable group. All thrifts had intangible assets of 0.37 percent and real estate owned of 0.10 percent. The financial condition of Clover Leaf is influenced by its higher level of nonperforming assets of $632,000 or 0.72 percent of assets at June 30, 2001, compared to a lower 0.66 percent for the comparable group, 0.61 percent for all thrifts and 0.41 percent for Illinois thrifts. Historically, the Bank's dollar balance of nonperforming assets and its ratio of nonperforming assets to total assets have been volatile and have fluctuated significantly since

December 31, 1999. The Bank's ratio of nonperforming  assets to total assets was
0.81 percent and 0.17 percent at December 31, 1999, and 2000, respectively.

     The Bank had a higher share of high risk real estate loans, and commercial business loans at 13.88 percent of total assets and 20.1 percent of loans, compared to 11.4 percent of assets for the comparable group and 16.4 percent for all thrifts. The Bank's higher share of commercial business loans has resulted in the Bank's higher level of nonperforming assets.

     At June 30, 2001, Clover Leaf had $636,000 of allowances for loan losses, which represented 0.72 percent of assets and 1.05 percent of total loans. The comparable group indicated allowances equal to 0.40 percent of assets and 0.53 percent of total loans. More significant, however, is an institution's ratio of allowances for loan losses to nonperforming assets, since a portion of nonperforming assets might eventually be charged off. Clover Leaf's $636,000 of allowances for loan losses, represented 100.6 percent of nonperforming assets at June 30, 2001, compared to the comparable group's lower 83.1 percent, with all thrifts at a much higher 175.5 percent and Illinois thrifts at 113.8 percent. Clover Leaf's ratio of net charge-offs to average total loans, moreover, was also a higher 0.41 percent for the twelve months ended June 30, 2001, compared to 0.04 percent for the comparable group, 0.14 percent for all thrifts and 0.12 percent for Illinois thrifts. This ratio is reflective of the Bank's maintenance of a higher average ratio of reserves to loans, but a lower ratio of reserves to nonperforming loans due to the Bank's higher share of higher risk loans and recently higher level of chargeoffs.

     Clover Leaf has a higher level of interest rate risk, as reflected by the Bank's higher negative cumulative one-year gap ratio. The Bank's cumulative one-year interest sensitivity gap was a negative 30.48 percent at June 30, 2001, and its cumulative three-year interest sensitivity gap was a higher negative
41.698 percent, reflecting the Bank's much higher share of rate sensitive liabilities compared to rate sensitive assets. The Bank is characterized with a higher level of interest rate risk.

     Overall, with particular consideration to the Bank's higher level of nonperforming assets, higher level of interest rate risk, modest equity to assets and higher share of higher risk real estate loans and consumer loans, we believe that a moderate downward adjustment is warranted for Clover Leaf's current financial condition.

ASSET, LOAN AND DEPOSIT GROWTH

     During the past three years, Clover Leaf has had higher than average growth in assets, deposits and loans, although the Bank's loan growth rate decreased significantly in 2000 and 2001, to date, compared to 1998 and 1999. The Bank's annual asset growth rate from 1996 to 2000, was 15.4 percent, compared to a modestly lower rate for the comparable group, all thrifts and Midwest thrifts. Clover Leaf's asset growth rate is reflective primarily of its deposit growth. The Bank's loans indicate an average annual decrease of 10.7 percent from 1996 to 2000, compared to similar growth rates for the comparable group, all thrifts and Midwest thrifts. Clover Leaf's deposits indicate a strong average annual increase of 15.4 percent from December 31, 1996 to December 31, 2000, followed by a deposit increase of $2.9 million or 15.2 percent annualized during the six months ended June 30, 2001. Annual deposit increases have been from a low of 5.8 percent in 1998 to a high of 25.5 percent in 2000, compared to considerably lower growth rates for the comparable group, all thrifts and Midwest thrifts.

     The Bank's ability to maintain its asset base and deposits in the future is, to a great extent, dependent on its being able to competitively price its loan and savings products and to maintain a high quality of service to its customers. The Bank does not anticipate its loan and deposit growth to be as strong in 2001 as in 2000. Clover Leaf's two offices serve the Bank's primary market area of Madison County. The Bank's primary market area has experienced a modest rise in population and households between 1990 and 2000 and is projected to witness a minimal increase in population in the future. The Bank's primary market area also indicates per capita income and median household income lower than Illinois but higher than the United States.

     The Bank's primary dependence on its current primary market area could result in limited real asset growth as a result of its highly competitive operating environment. Clover Leaf's projections indicate modest deposit increases in 2001 and 2002 due to the outflow of deposits to purchase stock. Total loans are projected to experience moderate growth, with excess growth offsetting reductions in investments and increases in borrowed funds. Clover Leaf's highly competitive operating environment, together with its anticipated stable deposits and moderate loan growth, should result in lower deposit growth and normal asset growth for the Bank relative to the compafrable group.

     Based on these conditions, we have concluded that no adjustment to the Bank's pro forma value is warranted.


DIVIDEND PAYMENTS

     Clover Leaf has not committed to pay an initial cash dividend. The future payment of cash dividends will be dependent upon such factors as earnings performance, capital position, growth, unforeseen chargeoffs, and regulatory limitations. All of the ten institutions in the comparable group pay cash dividends for an average dividend yield of 3.05 percent. The average dividend yield for Illinois thrifts is 1.85 percent and 2.20 percent for all thrifts.

     The current dividend yield for thrift stocks has decreased recently due partially to the increase in the average market price for thrift stocks combined with only minimal increases in cash dividends. The Corporation has not determined if or when it will pay dividends. In our opinion, no adjustment to the pro forma market value is warranted at this time related to dividend payments.


SUBSCRIPTION INTEREST

     In the first half of 2001, investors' interest in new issues has increased and subscription levels received a stronger reaction from the marketplace than in 2000. The number of conversions in the first half of 2001 decreased from historical levels. Overall, the reaction of

     IPO investors appears to be related to a number of factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, general market conditions, aftermarket price trends and the future of merger/acquisition activity in the thrift industry as well as the likelihood of a merger/acquisition for the converting institution. Additionally, the overall stock market decline on September 17, 2001, may restrain investor interest in new offerings.

     Clover Leaf will direct its offering primarily to depositors and residents in its primary market area. The board of directors and officers anticipate purchasing approximately $1,070,000 or 21.4 percent of the offering based on the appraised midpoint valuation. The Bank will form an ESOP, which plans to purchase 8.0 percent of the total shares issued in the conversion. Additionally, the Prospectus restricts to 20,000 shares, based on the $10.00 per share purchase price, the total number of shares in the conversion that may be purchased by a single person or by persons and associates acting in concert as part of either the subscription offering or a direct community offering.

     The Bank has secured the services of Keefe, Bruyette & Woods, Inc. ("KBW") to assist in the marketing and sale of the conversion stock.

     Based on the size of the offering, current market conditions, local market interest and the terms of the offering, we believe that a minimum downward adjustment is warranted for the Bank's anticipated subscription interest.


LIQUIDITY OF THE STOCK

     Clover Leaf will offer its shares through a subscription offering and, if required, a subsequent community offering with the assistance of KBW. The Bank's total offering is significantly smaller in size to the average market value of the comparable group. The comparable group has an average market value of $15,480,000 for the stock outstanding compared to the midpoint offering of $5.0 million for Clover Leaf but a lesser $3.5 million, less the ESOP and the shares to be purchased by officers and directors. We have concluded, therefore, that a minimum downward adjustment to the pro forma market value is warranted at this time relative to the limited liquidity of the stock.


MANAGEMENT

     The president, chief executive officer, and managing officer of Clover Leaf is Dennis M. Terry, who is also a director. Mr. Terry joined the Bank in 2000 as president and chief executive officer. Prior to joining Clover Leaf, Mr. Terry was president of Mercantile Bank of Edwardsville and president of Mark Twain Bank of Edwardsville. Ms. Lisa R. Fowler is senior vice president and is in charge of lending. Ms. Fowler has been associated with the Bank since 2000. Ms. Fowler was previously the vice president of commercial lending at Mercantile
Bank. Ms. Darlene F. McDonald is vice president and treasurer of the Bank, having also joined the Bank in 2000. Ms. McDonald was previously associated with the Bank of America as controller of the real estate division.

     During the past year, Clover Leaf has focused on making several changes in senior management in an effort to improve the Bank's earnings performance, increase net interest margin and improve overall earnings. Management has also been focused on controlling nonperforming assets and classified loans, recognizing their higher levels relative to the comparable group and industry average. The current financial ratios reflect the Bank's historical trends under prior management.

     Overall, we believe the Bank currently to be professionally and knowledgeably managed, as are the comparable group institutions. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for the new management.

MARKETING OF THE ISSUE

     The necessity to build a new issue discount into the stock price of a converting thrift institution continues to prevail in recognition of uncertainty among investors as a result of the thrift industry's dependence on interest rate trends, recent volatility in the stock market, the downward trend in market prices for financial institutions over the past year, the limited level of merger and acquisition activity in the financial institution industry and the resultant decrease in pricing ratios and the presence of new competitors in the financial institution industry such as de novo institutions, investment firms, insurance companies, mortgage companies, etc., resulting in increased pressure to be able to attract retail deposits at normal rates rather than premium rates. In addition, the market has an increased level of uncertainty, based on the recent terrorist activity and its widespread economic impact.

     We believe that a new issue discount applied to the price to book valuation approach continues and is considered to be reasonable and necessary in the pricing of the Corporation. We have made a minimum downward adjustment to the Corporation's pro forma market value in recognition of the new issue discount.

VI.      VALUATION METHODS

     Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by appraisal firms has been the price to book value ratio method, as a result of the volatility of earnings in the thrift industry in the early to mid-1990s and the continued rise in volatility in earnings more recently. As earnings in the thrift industry improved in the last few years, additional emphasis has been placed on the price to earnings method in analyzing stock valuations.

     Inasmuch as the Bank did not generated positive earnings during the twelve months ended June 30, 2001, or the year ended December 31, 2000, however, primary emphasis has been placed on the price to book value method in determining the pro forma market value of Clover Leaf Financial Corp., with additional analytical and correlative attention to the price to book value method.

     In recognition of the volatility and variance in earnings due to fluctuations in interest rates, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a third valuation method, the price to net assets method, has also been used. The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

     In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value, and a maximum, as adjusted, being 115.0 percent of the maximum.

     In applying each of the valuation methods, consideration was given to the adjustments to the Bank's pro forma market value discussed in Section V. A maximum downward adjustment was made for the Bank's earnings performance and a moderate downward adjustment was made for its financial condition. Minimum downward adjustments were made for subscription interest, liquidity of the stock and the marketing of the issue. No adjustments were made for dividend payments, growth market area and management.


PRICE TO BOOK VALUE METHOD

     In the valuation of thrift institutions, the price to book value method focuses on an institution's financial condition, and does not give as much consideration to the institution's long term performance and value as measured by earnings. Due to the earnings volatility of many thrift stocks, the price to book value method is frequently used by investors who rely on an institution's financial condition rather than earnings performance. This method, therefore, is sometimes considered more meaningful for institutions such as Clover Leaf, which has experienced weak and volatile earnings. It should be noted that the prescribed formulary computation of value using the pro forma price to book value method returns a price to book value ratio below market value.

     Exhibit 50 shows the average and median price to book value ratios for the comparable group which were 75.35 percent and 76.20 percent, respectively. The total comparable group indicated a moderately wide range, from a low of 67.32 percent (Harrodsburg First Financial Bancorp) to a high of 83.24 percent (Big Foot Financial Corp.). The comparable group had a slightly higher average price to tangible book value ratio of 75.88 percent and an identical median of 76.20 percent with the same two institutions at either end of the range. Excluding the low and the high in the group, the price to book value range narrowed to a low of 69.66 percent and a high of 80.60 percent, and the range of price to tangible book value ratio narrowed in a like manner.

     Taking into consideration all of the previously mentioned items in conjunction with the adjustments made in Section V, we have determined a pro forma price to book value ratio of 48.79 percent and a price to tangible book value ratio of 49.51 percent at the midpoint. The price to book value ratio increases from 44.40 percent at the minimum to 56.75 percent at the maximum, as adjusted, while the price to tangible book value ratio increases from 45.03 percent at the minimum to 57.41 percent at the maximum, as adjusted.

     The Corporation's pro forma price to book value and price to tangible book value ratios of 48.79 percent and 49.51 percent, respectively, are strongly influenced by the Bank's financial condition and earnings, as well as limited liquidity of the new stock, the absence of potential merger/acquisition activity in the future and current market conditions. Based on the price to book value ratio and the Bank's total equity of $6,277,000 at June 30, 2001, the indicated pro forma market value of the Bank using this approach is $4,986,366 at the midpoint (reference Exhibit 49).


PRICE TO CORE EARNINGS METHOD

     In general, the objective of this method is the determination of the earnings base to be used and secondly, the determination of an appropriate price to earnings multiple. The recent core earnings position of Clover Leaf is presented in Exhibit 7, which indicates modest positive after tax core earnings of $33,000 for the twelve months ended June 30, 2001, compared to a net loss of $192,000 for the same period. Considering such earnings bases and trends, we have concluded that the price to net and core earnings methods are not meaningful, although we have presented a pro forma price to core earnings multiple that corresponds to the other two valuation methods.





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Price to Core Earnings Method  (cont.)

     The average price to core earnings multiple for the comparable group was 18.54, while the median was 14.49. The average price to net earnings multiple was 15.17, and the median multiple was 14.02 The comparable group's price to core earnings multiple was lower than the 19.32 average for all publicly-traded, FDIC-insured thrifts and lower than their median of 14.69. The range in the price to core earnings multiple for the comparable group was from a low of 11.03 (Horizon Financial Services Corp.) to a high of 50.33 (Big Foot Financial Corp.). The primary range in the price to core earnings multiple for the comparable group, excluding the high and low values, was from a low multiple of
11.95 to a high of 20.85 times core earnings for eight of the ten institutions in the group.

     Based on the correlated value determined using the price to book value method and the price to assets method, the corresponding pro forma price to core earnings multiple for Clover Leaf is calculated at 56.98 at the midpoint, increasing to 58.95 at the maximum and 60.77 at the maximum, as adjusted.


PRICE TO ASSETS METHOD

     The final valuation method is the price to assets method. This method is not frequently used due to the fact that it does not incorporate an institution's equity position or earnings performance. Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to net assets ratio below its true level following conversion. Exhibit 50 indicates that the average price to assets ratio for the comparable group was 8.78 percent and the median was 8.29 percent. The range in the price to assets ratios for the comparable group varied from a low of 6.21 percent (First Franklin Corporation) to a high of 13.50 percent (Harrodsburg First Financial Bancorp). The range narrows modestly with the elimination of the two extremes in the group to a low of 6.40 percent and a high of 11.37 percent.


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Price to Assets Method  (cont.)

     Based on the adjustments made previously for Clover Leaf, it is our opinion that an appropriate price to assets ratio for the Corporation is 5.43 percent at the midpoint, which ranges from a low of 4.64 percent at the minimum to 7.04 percent at the maximum, as adjusted.

     Based on the Bank's June 30, 2001, asset base of $87,752,000, the indicated pro forma market value of the Corporation using the price to assets method is $5,010,754 at the midpoint (reference Exhibit 49).























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VALUATION CONCLUSION

     Exhibit 55 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the relevant valuation approaches. At the midpoint value, the price to book value ratio of 48.79 percent for the Corporation represents a discount of 35.25 percent relative to the comparable group and decreases to 24.69 percent at the super maximum. The price to core earnings multiple of 56.98 for the Corporation at the midpoint value, presented for informational purposes only, indicates a premium of 207.38 percent, increasing to a premium of 227.84 percent at the maximum, as adjusted, but were not relevant to the valuation process. The price to assets ratio at the midpoint represents a discount of 38.21 percent, decreasing to a discount of 19.85 percent at the maximum, as adjusted.

     It is our opinion that as of August 24, 2001, the pro forma market value of the Corporation, is $5,000,000 at the midpoint, representing 500,000 shares at $10.00 per share. The pro forma valuation range of the Corporation is from a minimum of $4,250,000 or 425,000 shares at $10.00 per share to a maximum of $5,750,000 or 575,000 shares at $10.00 per share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value. The maximum, as adjusted, is $6,612,500 or 661,250 shares at $10.00 per share (reference Exhibits 49 to 54).

     The appraised value of the Corporation as of August 24, 2001, is $5,000,000 at the midpoint.


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